UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-12

Corrections Corporation of America
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2013

To our stockholders:

You are invited to attend the 2013 Annual Meeting of Stockholders of Corrections Corporation of America (the “Company”) to be held at 10:00 a.m., local time, on Thursday, May 16, 2013, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about the Company.

Following the formal matters to be addressed at the meeting, stockholders will have the opportunity to ask questions about the Company.

Along with the other members of the Board of Directors and management, we look forward to greeting you at the Annual Meeting if you are able to attend.

Sincerely,

John D. Ferguson
Chairman of the Board of Directors

Damon T. Hininger
President and Chief Executive Officer

CORRECTIONS CORPORATION OF AMERICA

10 Burton Hills Boulevard

Nashville, Tennessee 37215

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 16, 2013

The Annual Meeting of Stockholders will be held at 10:00 a.m., local time, on Thursday, May 16, 2013, at our corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. At the Annual Meeting, stockholders will consider and vote on the following proposals:

(1)	The election of 14 nominees named in the accompanying Proxy Statement to serve on our Board of Directors;

(2)	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

(3)	An advisory vote to approve the compensation of our Named Executive Officers;

(4)	The approval of amendments and a restatement of the Company’s charter to give effect to such amendments to (i) impose certain ownership and transfer restrictions to facilitate the Company’s compliance with Real Estate Investment Trust (“REIT”) requirements under the Internal Revenue Code of 1986, as amended (the “Code”), (ii) delete provisions governing two series of preferred stock that are no longer outstanding and (iii) make other non-substantive or administrative amendments, each of which are set forth in Annex A; and

(5)	Any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders over the internet. We believe these rules allow us to provide our stockholders with the information they need in a timely and convenient manner, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. Our Proxy Statement and Annual Report to Stockholders (including our 2012 Letter to Stockholders and Annual Report on Form 10-K) are available on our website at www.cca.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at http://materials.proxyvote.com/22025Y. You will not receive printed copies of the proxy materials in the mail unless you request them. You can request copies of the proxy materials without charge including our Proxy Statement, which includes a summary and a copy of the proposed amendments to our charter, by sending a written request to CCA, Attention: Karin Demler, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Karin Demler at (615) 263-3000.

Your vote is important. You may vote by toll-free telephone or by the internet. If you elected to receive a copy of the proxy card by mail, you may vote by completing, signing and returning the proxy card in the accompanying postage-paid envelope. Please refer to the proxy card and the accompanying Proxy Statement for additional information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

Stockholders of record at the close of business on Monday, March 18, 2013 are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Steven E. Groom
Executive Vice President, General Counsel and Secretary

April 5, 2013

Nashville, Tennessee

Page
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1

What matters will be acted on at the Annual Meeting?	1
What are the Board of Directors’ recommendations?	2
Why did I receive a one-page Notice in the mail regarding the internet availability of proxy materials this year instead of a full set of printed proxy materials?	2
Who is entitled to vote at the Annual Meeting?	3
How do I vote?	3
What vote is required to approve each item?	3
Where can I find the voting results?	4
How and when may I submit a stockholder proposal for the Company’s 2014 Annual Meeting?	4
Can I communicate directly with members of the Company’s Board of Directors?	5
How can I obtain the Company’s Annual Report on Form 10-K?	5
Can I access the Company’s proxy materials and annual report electronically?	5
What are the costs of soliciting these proxies?	5
How many copies should I receive if I share an address with another stockholder?	6
Whom should I contact if I have any questions?	6

CORPORATE GOVERNANCE	7

Chairman and Chief Executive Officer	7
Board of Directors Meetings and Committees	8
Executive Sessions	10
Director Independence	10
Independence and Financial Literacy of Audit Committee Members	10
Director Candidates	10
Limitations on Other Board Service	11
Communications with Directors	12
Certain Relationships and Related Transactions	12
Compensation Committee Interlocks and Insider Participation	13
Stock Ownership Guidelines	13
Hedging and Pledging	14
Code of Ethics and Business Conduct	14
Risk Oversight	14
Compensation Risk Assessment	15
Report of the Audit Committee	16

PROPOSAL 1 - ELECTION OF DIRECTORS	18

Directors Standing for Election	18

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24

Audit and Non-Audit Fees	24
Pre-Approval of Audit and Non-Audit Fees	25

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS	26

PROPOSAL 4 - AMENDMENTS TO AND RESTATEMENT OF THE COMPANY’S CHARTER	27

EXECUTIVE OFFICERS	33

Information Concerning Executive Officers Who Are Not Directors	33

CORRECTIONS CORPORATION OF AMERICA

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 16, 2013

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors, or the Board, of Corrections Corporation of America, a Maryland corporation (the “Company,” “CCA,” “we,” or “us”), of proxies to be voted at our 2013 Annual Meeting of Stockholders and any adjournment or postponement of the meeting (the “Annual Meeting”).

On or about April 5, 2013, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our stockholders as of the record date containing instructions on how to access this Proxy Statement and Annual Report to Stockholders (including our 2012 Letter to Stockholders and Annual Report on Form 10-K) and other proxy materials online, and how to vote. If you prefer to receive the proxy materials in the mail and to vote by mail, the Notice also contains instructions on how to request a printed copy. You will not receive printed copies of the proxy materials in the mail unless you specifically request them.

The Annual Meeting will take place on Thursday, May 16, 2013, at 10:00 a.m., local time, at our corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. All stockholders who are entitled to vote at the meeting are invited to attend. Seating at the Annual Meeting is limited and will be available on a first come, first served basis. All stockholders of record will need to present a form of personal photo identification and proof of stock ownership in order to be admitted to the Annual Meeting. The Notice provides proof of ownership or, if your shares are held in the name of a bank, broker or other holder of record, you may bring a brokerage statement dated on or after March 18, 2013 as proof of ownership with you to the Annual Meeting. To obtain directions to attend the Annual Meeting and vote in person, please contact Karin Demler, our Senior Director, Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, MAY 16, 2013.

The Company’s Proxy Statement and Annual Report to Stockholders (including our 2012 Letter to Stockholders and Annual Report on Form 10-K) are available on our website at www.cca.com. Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at http://materials.proxyvote.com/22025Y.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What matters will be acted on at the Annual Meeting?

Stockholders will consider and vote on the following matters at the Annual Meeting:

1.	The election of 14 nominees named in this Proxy Statement to our Board of Directors;

2.	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	An advisory vote to approve the compensation paid to our Named Executive Officers;

4.	The approval of amendments and a restatement of the Company’s charter to give effect to such amendments to (i) impose certain ownership and transfer restrictions to facilitate the Company’s compliance with Real Estate Investment Trust (“REIT”) requirements under the Internal Revenue Code of 1986, as amended (the “Code”), (ii) delete provisions governing two series of preferred stock that are no longer outstanding and (iii) make other non-substantive or administrative amendments, each of which are set forth in Annex A; and

5.	Any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

What are the Board of Directors’ recommendations?

Our Board of Directors recommends that you vote:

•	FOR the election of each of the 14 nominees to serve as directors on the Board of Directors;

•	FOR the ratification of the appointment of Ernst & Young LLP;

•	FOR the approval, by a non-binding advisory vote, of the compensation paid to our Named Executive Officers; and

•	FOR the amendments and restatement of the Company’s charter.

If you complete and properly sign a proxy card and return it to the Company but do not specify your vote, the proxy will be voted in accordance with the recommendations of the Board of Directors set forth above. Further, if any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Why did I receive a one-page Notice in the mail regarding the internet availability of proxy materials this year instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice regarding the internet availability of the proxy materials to most of our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request receipt of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by following instructions set forth in the Notice.

Who is entitled to vote at the Annual Meeting?

Stockholders of record of our common stock at the close of business on the “record date” are entitled to receive notice of and to vote at the Annual Meeting. The Board of Directors has fixed the close of business on Monday, March 18, 2013 as the record date.

As of the record date, there were 100,856,884 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.

How do I vote?

You can vote either in person by attending the 2013 Annual Meeting or by proxy without attending the 2013 Annual Meeting. To vote by proxy, you must either:

•	vote by telephone (instructions are on the proxy card);

•	vote by internet (instructions are in the Notice you received in the mail or are on the proxy card); or

•

if you requested and received printed copies of this Proxy Statement and Annual Report to Stockholders (including our 2012 Letter to Stockholders and Annual Report on Form 10-K) and other proxy materials, fill out the proxy card enclosed with the materials, date and sign it, and return it in the accompanying postage-paid envelope.

Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible. You may change your vote at any time before it is cast by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you submit voting instructions by telephone or by the internet, you may change your vote by following the same instructions used in originally voting your shares. Attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item?

Quorum Requirement. The presence, in person or by proxy, of the Company’s stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.

Election of Directors. Under the Company’s Sixth Amended and Restated Bylaws (the “Bylaws”), adopted by the Board in August 2012, a majority of all of the votes cast at the Annual Meeting is required for the election of directors in an uncontested election of directors. A majority of votes cast means the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. Abstentions and broker non-votes will have no effect on the outcome of the vote of the election of directors.

Director nominees in contested elections will continue to be elected by plurality vote. An election will be considered contested if conducted at a meeting at which a stockholder has nominated an individual for election for director in compliance with the advance notice requirements set forth in the Bylaws, and such stockholder nomination has not been withdrawn on or prior to the tenth day preceding the date the Company first mails its notice of such meeting to the stockholders.

Ratification of Ernst & Young LLP. The affirmative vote of a majority of votes cast is required to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is in the Company’s best interest to do so. An “ABSTAIN” election will not be counted as a vote “for” or “against” such matter.

Advisory Vote on Executive Compensation. The affirmative vote of a majority of votes cast is required to approve the non-binding advisory vote of compensation paid to our Named Executive Officers. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation paid by the Company to its Named Executive Officers. An “ABSTAIN” election will not be counted as a vote “for” or “against” such matter.

Charter Amendment. As set forth in the Company’s charter, the approval of the amendments to the Company’s charter and the restatement of the charter to give effect to the amendments requires the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such matter. As a result, “ABSTAIN” elections and “broker non-votes” will have the same effect as votes “against” such matter.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to Proposals 1, 3 or 4. Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.

Where can I find the voting results?

We will announce the voting results at the Annual Meeting. We also will report the voting results on a Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting has been held.

How and when may I submit a stockholder proposal for the Company’s 2014 Annual Meeting?

Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable SEC rules, we will consider for inclusion in our proxy materials for next year’s annual meeting stockholder proposals that are received at our executive offices no later than December 1, 2013 and that comply with other SEC rules regarding form and content. Proposals must be sent to the following address: CCA, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

Other stockholder proposals may be raised at next year’s meeting (but not considered for inclusion in our proxy materials) if timely received and otherwise in compliance with the advance notice provisions of our Bylaws. In order to be timely, notice must be received at our executive offices (the address listed above) between February 10, 2014 and March 12, 2014.

Can I communicate directly with members of the Company’s Board of Directors?

Yes. Stockholders, employees and other parties interested in communicating directly with members of the Company’s Board of Directors (including specific members of the Board or non-management directors as a group) may do so by writing to CCA, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. The Secretary of the Company compiles all substantive communications and periodically submits them to the Board, the group of directors or the individual directors to whom they are addressed. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee.

How can I obtain the Company’s Annual Report on Form 10-K?

Any stockholder who desires a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, may obtain a copy without charge by visiting our website, www.cca.com. A copy of our Annual Report on Form 10-K can also be obtained, free of charge, upon written request to the Senior Director of Investor Relations, Corrections Corporation of America, 10  Burton Hills Boulevard, Nashville, Tennessee 37215.

Can I access the Company’s proxy materials and annual report electronically?

The Notice mailed to you in accordance with SEC’s rules contains instructions on how to access our proxy materials and vote over the internet. This Proxy Statement and Annual Report to Stockholders (including our 2012 Letter to Stockholders and Annual Report on Form 10-K) and other proxy materials are also available on our internet website at www.cca.com (accessible through the “Investors” link). If you are a stockholder of record and would like to view future proxy statements, annual reports and other proxy materials over the internet instead of receiving paper copies in the mail, follow the instructions provided when you vote over the internet. If you hold your shares through a broker, check the information provided by that entity for instructions on how to elect to view future proxy statements, annual reports and other proxy materials and to vote your shares over the internet. Opting to receive your proxy materials online saves us the cost of producing and mailing the proxy materials to your home or office and gives you an automatic link to the proxy voting site.

Choosing to receive your future proxy materials by e-mail will allow us to provide our stockholders with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What are the costs of soliciting these proxies?

The Company pays the cost of soliciting proxies. We have retained MacKenzie Partners to assist with the solicitation of proxies on our behalf. MacKenzie Partners will receive a fee of $10,000, plus reasonable expenses, for these and other services in connection with the Annual Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited personally or by telephone or fax by directors, officers and employees of the Company. No additional compensation will be paid for these services.

How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice and, to the extent requested, single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice or, to the extent requested, set of proxy materials, or if you are receiving multiple copies of proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent, identified below, if you hold registered shares. You can also notify us by sending a written request to CCA, Attention: Karin Demler, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Karin Demler at (615) 263-3000.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact Karin Demler, our Senior Director of Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000. If you are a registered stockholder and have any questions about your ownership of our common stock, please contact our transfer agent, the American Stock Transfer and Trust Company, at 59 Maiden Lane, New York, New York 10038, (800) 937-5449, or Karin Demler at the address and phone number above. If your shares are held in a brokerage account, please contact your broker.

CORPORATE GOVERNANCE

You can access our corporate charter, Bylaws, Corporate Governance Guidelines, current Board committee charters, Code of Ethics and Business Conduct and certain other corporate governance information on our website, www.cca.com (under the “Corporate Governance” section of the Investors page).

During the third quarter of 2012, the Bylaws were amended to (i) provide for a majority voting standard for the election of director nominees in an uncontested election, (ii) clarify the manner in which a director who fails to receive a majority of the votes cast shall tender his or her resignation to the Board of Directors, and (iii) provide that the Board of Directors may give general authorization to a committee to set the amount and other terms of a dividend so long as the committee acts in accordance with the terms of the general authorization provided by the Board of Directors. Additionally, during the third quarter of 2012, the Corporate Governance Guidelines were amended to include a director resignation policy which is applicable in the case of an uncontested election where a nominee receives a greater number of votes “against” his or her election than votes “for” such election. Finally, during the third quarter of 2012, the Nominating and Governance Committee Charter was amended to clarify the roles and responsibilities of the committee, including, among others, its role in evaluating the resignation of a director who receives a greater number of votes “against” than votes “for” his or her election, as well as other changes to further clarify the committee’s role in director qualification, selection, resignation and appointment to Board committees.

We believe that effective corporate governance is important to our long-term health and our ability to create value for our stockholders. With leadership from our Nominating and Governance Committee, our Board of Directors regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Governance Committee also administers an annual self-evaluation process for the Board of Directors and its standing committees. In addition, our directors are encouraged to attend director education programs, which are reimbursed by the Company.

Chairman and Chief Executive Officer

We do not have a formal policy regarding the separation of our Chairman and Chief Executive Officer (“CEO”) positions. In general, the Board of Directors believes that the determination depends on the circumstances, including the Board of Directors’ evaluation of the person or persons available to serve in those positions and the needs of the Company at a particular time.

Pursuant to our Bylaws, the Chairman presides over meetings of the Board of Directors and of the stockholders at which he is present and has general oversight responsibility for our business and affairs. The CEO has responsibility for implementation of the policies of the Company, as determined by the Board of Directors, and for the administration of our business affairs. The CEO also has responsibility for presiding over any meeting of the Board of Directors or of the stockholders at which the Chairman is not present.

The role of Chairman and that of CEO currently are held separately. John D. Ferguson serves as Chairman of the Board of Directors and is an employee of the Company. Damon T. Hininger serves as President and CEO. Previously, Mr. Ferguson served as both Chairman and CEO from July 2008 to October 2009 and Mr. Ferguson served as Vice-Chairman of the Board of Directors, President and Chief Executive Officer while William F. Andrews, a current Director, served as Chairman from August 2000 to July 2008.

The Board of Directors believes that the Company’s current leadership structure is appropriate. Having Mr. Hininger serve as President and CEO, while retaining Mr. Ferguson as Chairman, helps us achieve important objectives. Mr. Hininger is positioned to fully focus his energies on implementing our business strategy and administering our day-to-day affairs. Mr. Ferguson is positioned to draw on his relationships with existing Board members and his experience as President and CEO to effectively discharge the duties of Chairman, while also serving as a resource to Mr. Hininger.

Board of Directors Meetings and Committees

Our Board of Directors is responsible for establishing the Company’s broad corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. Among other things, the Board of Directors selects and evaluates our executive officers, establishes, reviews and approves our corporate objectives and strategies, and evaluates and approves major capital commitments.

The Board of Directors currently consists of 14 members, all of whom are standing for re-election and are identified, along with their biographical information, under “Proposal I - Election of Directors.”

The Board of Directors met five (5) times in 2012. Each director (other than Mr. Dennis who was appointed to the Board of Directors in February 2013) attended at least 75% of the total number of meetings of the Board of Directors and of the meetings held by all board committees on which such director served. The Board of Directors has adopted as its policy that directors are strongly encouraged to attend each annual meeting of stockholders. All of the directors attended last year’s annual meeting of stockholders, except for Mr. Dennis (who was not a director at the time) and Mr. Wedell (who is no longer a director).

Our Board of Directors has four regularly standing committees: the Audit, Compensation, Nominating and Governance and Executive Committees. Each committee has a written charter that has been approved by the committee and the Board of Directors and that is reviewed at least annually. The table on the following page shows the current composition of each of our Board committees, together with a summary of each committee’s responsibilities and the number of meetings each committee held in 2012.

Committee	Members	Summary of Responsibilities	Meetings
Audit*	C. Michael Jacobi (Chair) Donna M. Alvarado Charles L. Overby Anne L. Mariucci	See “Audit Committee Report” below.	5

Compensation	Joseph V. Russell (Chair) John D. Correnti John R. Horne John R. Prann, Jr.	Responsible for setting executive officer and director compensation, periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation, reviewing the Compensation Discussion and Analysis section of this Proxy Statement and issuing the Compensation Committee Report included in this Proxy Statement. Other responsibilities include: • Administration of equity-based compensation plans; • Evaluation of the performance of the executive officers; and • Assistance to the Nominating and Governance Committee with executive succession planning efforts.	6

Nominating and Governance	Charles L. Overby (Chair) Dennis W. DeConcini Thurgood Marshall, Jr. Joseph V. Russell	Responsible for identifying and recommending director nominees to the full Board and taking a leadership role in shaping and evaluating the Board’s corporate governance initiatives. Other responsibilities include: • Review of the Company’s ethics and compliance program; • Oversight of Board’s self-evaluation process; and • Leading the Board’s executive succession planning efforts. See “Director Candidates” below.	4

Executive	William F. Andrews (Chair) John D. Ferguson Damon T. Hininger Joseph V. Russell	When necessary, and subject to authority limitations with respect to significant corporate actions, responsible for acting on behalf of the full Board during intervals between Board meetings.	0

*	Henri L. Wedell served as a member of the Audit Committee until his retirement as a director effective December 31, 2012. Anne L. Mariucci was appointed to the Audit Committee on May 10, 2012.

Executive Sessions

Executive sessions, or meetings of our non-management directors without management present, are held periodically in order to provide an opportunity for the outside directors to discuss openly any and all matters. During 2012, the outside directors met in Executive session one (1) time. Our Corporate Governance Guidelines provide that Executive sessions are called and chaired by an independent director appointed from time to time by the Nominating and Governance Committee. Charles L. Overby currently serves as the Executive session chair.

Director Independence

Mr. Ferguson, Mr. Hininger and Mr. Andrews are the only members of the Board of Directors who currently are employed by the Company. The Board has determined that all of our other directors are independent. Accordingly, 11 of our 14 director nominees are independent and our Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors. In making its independence determinations, the Board used the standards for director independence set forth in the New York Stock Exchange (“NYSE”) corporate governance listing standards (Section 303A) and, with respect to Audit Committee members, Section 10A(m)(3) of the Securities Exchange Act of 1934.

Independence and Financial Literacy of Audit Committee Members

The Board has determined that each member of the Audit Committee is independent as defined by the standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934. The Board also has determined that each member is “financially literate” as defined by the rules of the NYSE and that Mr. Jacobi qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934.

Director Candidates

The Nominating and Governance Committee may utilize a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, stockholders, members of management, director search firms, and other persons. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary in writing, along with any supporting material the stockholder considers appropriate, in accordance with the stockholder proposal provisions of our Bylaws. General information concerning the submission of stockholder proposals is provided above under the caption “How and when may I submit a stockholder proposal for the Company’s 2014 Annual Meeting?” Pursuant to Board policy, there are to be no differences in the manner in which the Committee evaluates candidates based on the source of the recommendation.

The Nominating and Governance Committee is authorized by the Board to identify director candidates, evaluate and consider candidates proposed by any director, member of management or stockholder, develop and implement screening processes it deems necessary and appropriate and recommend for selection by the Board director nominees for each annual meeting of stockholders and, when necessary, vacancies on the Board. The Committee is authorized by the Board to exercise sole authority in retaining any third-party search firm the Committee deems appropriate to identify and assist with the evaluation of director candidates and has utilized that authority in past director searches.

The Nominating and Governance Committee evaluates prospective nominees against the criteria in our Corporate Governance Guidelines, which include professional integrity and sound judgment, sufficient time available to devote to Board activities, a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, an understanding of our business and factors such as diversity, age, skills and educational and professional background. With respect to diversity, the Committee considers diversity in terms of age, gender and ethnicity, as well as diversity of skills, expertise and experience, in its deliberations.

The Nominating and Governance Committee may also consider other factors it deems relevant, including the current composition of the Board in terms of independence, expertise, experience and special knowledge required for the effective discharge of Board responsibilities, whether there is a need to fill vacancies or expand or contract the size of the Board, the balance of management and independent directors, the structure, membership and need for expertise on our standing committees and the qualifications of other prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

With respect to determining whether current directors should stand for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and the Company. With respect to new candidates for Board service, a full evaluation may also include detailed background checks and in-person and telephonic interviews with the Nominating and Governance Committee and other Board members. The Committee evaluation process culminates with a decision as to whether or not to recommend the prospective nominee to the full Board for appointment and/or nomination.

Effective December 31, 2012, Henri L. Wedell resigned as a director and member of the Audit Committee of the Board of Directors. On February 21, 2013, Robert J. Dennis was appointed to the Board to fill the vacancy created by Mr. Wedell’s resignation. Mr. Dennis was initially recommended for consideration as a director nominee to the Nominating and Governance Committee by Damon T. Hininger, our President and Chief Executive Officer.

Limitations on Other Board Service

The Audit Committee charter provides that a member of the Audit Committee may not serve on the audit committee of more than two other public companies without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. However, our Corporate Governance Guidelines instruct the Nominating and Governance Committee and the full Board to take into account the nature of and time involved with respect to a director’s service on other boards as well as other job responsibilities in evaluating the suitability of individual directors and in making its recommendations to our stockholders. Service on boards and/or committees of other organizations must also be consistent with our conflicts of interest policy, as set forth in our Code of Ethics and Business Conduct, which, among other things, requires a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.

Communications with Directors

Stockholders, employees and other interested parties may communicate with members of our Board of Directors (including specific members of the Board or non-management directors as a group) by writing to CCA, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. To the extent such communications are received, our Secretary compiles all substantive communications and periodically submits them to the Board, the group of directors or the individual directors to whom they are addressed. Communications that the Secretary would not consider “substantive,” and therefore may exercise discretion in submitting to the addressee, may include junk mail, mass mailings, resumes and job inquiries, surveys, business solicitations, advertisements, frivolous communications and other similarly unsuitable communications.

Communications expressing concerns or complaints relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee. Under those procedures, concerns that are improperly characterized as having to do with accounting, internal controls or auditing matters or that are frivolous or clearly inconsequential may be addressed by the Secretary without presentation to the Audit Committee. However, in all cases the Secretary maintains a log of correspondence addressed to directors that may be reviewed by any director at his or her request.

Certain Relationships and Related Transactions

Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

Pursuant to its written charter, the Audit Committee has adopted a Related Party Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.

For purposes of the policy, a “Related Party” is any:

•

person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•

firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Compensation Committee Interlocks and Insider Participation

During 2012, Mr. Russell, Mr. Correnti, Mr. Horne and Mr. Prann served on our Compensation Committee for the full year, with Mr. Russell serving as the committee’s Chair. None of the current members of the Compensation Committee or any of their family members serve or have served as an officer or employee of the Company. None of our executive officers served during 2012 as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of the Board or the Compensation Committee.

Stock Ownership Guidelines

During the first quarter of 2007, the Board adopted stock ownership guidelines (the “Guidelines”) for the Company’s executive officers and directors, effective as of March 1, 2007 (the “Effective Date”). The Guidelines, which are administered and interpreted by the Compensation Committee, provide that the Company’s executive officers are expected to own a fixed number of shares of common stock of the Company equal to three times such executive officer’s base salary in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the NYSE, on the Effective Date. For any individual who becomes an executive officer after the Effective Date, base salary and closing common stock price are determined based on such executive officer’s date of hire or promotion, as applicable. Executive officers are required to achieve these ownership levels, subject to a limited hardship exemption, five years following their date of hire or promotion, as applicable. Individuals serving as executive officers at the time the Guidelines were adopted were required to achieve these ownership levels by March 1, 2012. The Guidelines were amended by the Board of Directors during the first quarter of 2012, effective as of February 23, 2012, to include for the purpose of calculating stock ownership under the Guidelines the beneficial ownership of securities held by executive officers and directors, directly or indirectly, through legal entities established for estate planning purposes (subject to approval by the Compensation Committee) and shares of restricted stock or restricted stock units which are held by executive officers and directors where the restrictions have lapsed (including shares where the restrictions have lapsed but for which an election to defer receipt of the shares has been made).

With respect to the Company’s non-executive directors, such individuals are each expected to own a fixed number of shares of common stock of the Company equal to four times the annual retainer for non-executive directors (excluding any retainer for chairing or serving on a committee) in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the NYSE, on the Effective Date. For any individual who becomes a non-executive director after the Effective Date, annual retainer and closing common stock price are determined based on the date of such non-executive director’s initial election to the Board. Non-executive directors are required to achieve these ownership levels, subject to a limited hardship exemption, five years following their initial election to the Board. Non-executive directors serving on the Board at the time these Guidelines were adopted were required to achieve these ownership levels by March 1, 2012. The Guidelines are accessible on our website, www.cca.com (under the “Corporate Governance” section of the Investors page).

Hedging and Pledging

The Company’s insider trading guidelines includes provisions that restrict and discourage its members of the Board, executive officers, and other officers and employees from engaging in hedging or pledging transactions involving Company securities. Any member of the Board or executive officer wishing to enter into a hedging or pledging arrangement must first pre-clear the transaction with the Company pursuant to such guidelines. Currently, none of the members of the Board or executive officers of the Company are engaged in any hedging or pledging transactions involving Company securities.

Code of Ethics and Business Conduct

All of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer, are subject to our Code of Ethics and Business Conduct. Our Code of Ethics and Business Conduct and related compliance policies are designed to promote an environment in which integrity is valued, business is conducted in a legal and ethical manner and ethics and compliance issues are raised and addressed. Our Nominating and Governance Committee is responsible for reviewing the Code annually and our Audit Committee is responsible for addressing any violations or waivers involving our executive officers and directors. We intend to post amendments to or waivers from our Code of Ethics and Business Conduct (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) on our website. Our Code of Ethics and Business Conduct is accessible on our website, www.cca.com (under the “Corporate Governance” section of the Investors page).

Risk Oversight

Our Board of Directors oversees risk management with a focus on the Company’s primary areas of risk: risk related to our business strategy, financial risk, legal/compliance risk and operational risk. The President and Chief Executive Officer and each of the Company’s Executive Vice Presidents are responsible for managing risk in their respective areas of authority and expertise, identifying key risks to the Board and explaining to the Board how those risks are being addressed.

The Board oversees management’s strategic planning process, which includes an evaluation of opportunities and risks presented by the Company’s current strategies and alternative strategies. The Board also receives regular reports from each of the executives with respect to their areas of managerial responsibility. These reports include information concerning risks and risk mitigation strategies. For example, the Board receives quarterly reports from our Chief Corrections Officer with respect to key areas of operational risk; monitors risks relating to our partnership development efforts through quarterly reports from our Chief Development Officer; and receives regular reports from our General Counsel with respect to legal and compliance risks. In addition, the Board evaluates risk in the context of particular business strategies and transactions. For example, the Board monitors significant capital expenditures through its annual budget review and quarterly capital expenditure reports from management and monitors risk relating to our financing activities through in depth reviews of proposed financing transactions.

The standing committees of the Board also have responsibility for risk oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to our internal controls over financial reporting. It receives an annual risk assessment report from the Company’s internal auditors, as well as financial risk assessment information in connection with particular events or transactions. The Nominating and Governance Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to regulatory compliance and receives regular reports from the Company’s General Counsel and its Ethics Officer. As discussed in detail below, the Compensation Committee addresses risks relating to our executive compensation strategies. The full Board receives regular reports from the chairs of these activities and receives reports and other meeting materials provided to each of the committees.

In order to streamline and enhance risk management on a company-wide basis and assist the Board’s oversight of the Company’s risk management processes, we have implemented an enterprise risk management (“ERM”) program. The ERM program entails the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects in an integrated effort involving the Board, management and other personnel. Our General Counsel is responsible for the ERM program, which is a component of our strategic planning process and is overseen by the Audit Committee with periodic reports to the full Board.

Compensation Risk Assessment

In setting compensation, our Compensation Committee considers the achievement of CCA’s goals that may be inherent in the compensation program as well as the risks to CCA’s stockholders. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Compensation Committee believes our executive compensation plans are appropriately structured and do not pose a material risk to CCA. The Compensation Committee considered the following elements of our executive compensation plans and policies when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

•	We set performance goals that we believe are reasonable in light of past performance and current market and economic conditions.

•	We use restricted stock units for equity awards because restricted stock units retain value even in a depressed market.

•

The time-based vesting over multiple years for our long-term incentive awards, even after achievement of any performance criteria, promotes the alignment of our executives’ interests with those of our stockholders for the long-term performance of CCA.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	Our executive stock ownership policy requires our executives to hold certain levels of CCA stock, which aligns an appropriate portion of their personal wealth to the long-term performance of CCA.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

General Responsibilities

Our Audit Committee is charged with oversight of the integrity of our financial statements; the effectiveness of our internal control over financial reporting; our compliance with legal and regulatory requirements; the qualifications, independence and performance of our independent registered public accounting firm; and the performance of our internal audit function. Among other things, the Committee monitors preparation by our management of quarterly and annual financial reports and interim earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the audit firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance and review of our internal auditing program. The full text of the Audit Committee charter is available on the Company’s website at www.cca.com (under the “Corporate Governance” section of the Investors page).

2012 Meetings

The Audit Committee met five (5) times in 2012. Within those meetings, the Committee met in executive session with our independent registered public accounting firm three (3) times.

Oversight of Financial Reporting

As part of its oversight of our financial statements, the Committee reviews and discusses with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. With respect to the 2012 fiscal year, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also received the written disclosures and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Also with respect to fiscal 2012, the Audit Committee received periodic updates provided by management, the independent registered public accounting firm and the internal auditors at each regularly scheduled Audit Committee meeting and provided oversight during the process. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control over Financial Reporting and Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

C. Michael Jacobi, Chair
Donna M. Alvarado
Anne L. Mariucci
Charles L. Overby

PROPOSAL 1 - ELECTION OF DIRECTORS

Directors Standing for Election

The current term of office of each of our directors expires at the Annual Meeting. The Board of Directors proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. We expect each of the nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

A majority of the votes cast is required to elect each director.

The general criteria considered by the Nominating and Governance Committee with respect to director nominees are discussed on page 10 under the heading “Director Candidates.” Based on evaluation of those criteria, the Board believes that each of the nominees contributes relevant skills, expertise and experience to the Board and that the group of nominees collectively has the skills, expertise, experience, independence and other attributes necessary to discharge effectively the Board’s oversight responsibilities on behalf of the Company’s stockholders.

Information regarding each of the nominees for director, including particular qualifications considered for each nominee, is set forth below. Directors’ ages are given as of the date of this Proxy Statement.

The Board of Directors unanimously recommends a vote FOR each of the 14 nominees listed below.

JOHN D. FERGUSON	Director since 2000

Mr. Ferguson, age 67, has served as a director since August 2000 and also serves as Chairman of our Board and member of our Executive Committee. Mr. Ferguson formerly served as our Chief Executive Officer from August 2000 to October 2009 and as our President from August 2000 until July 2008. Mr. Ferguson’s career in business and government includes service as the Commissioner of Finance for the State of Tennessee and as the chairman and chief executive officer of Community Bancshares, Inc., the parent corporation of The Community Bank of Germantown (Tennessee), as well as service on the State of Tennessee Board of Education and the Governor’s Commission on Practical Government for the State of Tennessee. Mr. Ferguson currently serves as a director of the Community Foundation of Middle Tennessee, the Boy Scouts of America - Middle Tennessee Council and the Nashville Public Education Foundation. Mr. Ferguson graduated from Mississippi State University in 1967.

In making the decision to nominate Mr. Ferguson to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, Mr. Ferguson’s knowledge of the Company and its business and management team by virtue of his past service as our President and Chief Executive Officer; his demonstrated business acumen and leadership skills; his understanding of government gained through his experience in state government; and his civic and community involvement.

DAMON T. HININGER	Director since 2009

Damon T. Hininger, age 43, has served as a director and our President and Chief Executive Officer since October 2009. From July 2008 until October 2009, Mr. Hininger served as our President and Chief Operating Officer. From 2007 until July 2008, Mr. Hininger served as our Senior Vice President, Federal and Local Customer Relations. Mr. Hininger joined the Company in 1992 and held several positions, including Vice President, Business Analysis and Vice President, Federal Customer Relations before being promoted to Senior Vice President. Mr. Hininger earned a bachelor’s degree from Kansas State University and an M.B.A. from the Jack Massey School of Business at Belmont University. Mr. Hininger also serves on the board of directors with the United Way of Metropolitan Nashville.

In making the decision to nominate Mr. Hininger to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his current service as our President and Chief Executive Officer and his comprehensive knowledge of the Company, its business, operations and management team through his current position and past roles with the Company, including roles at the facility operations level and as Chief Operations Officer and Senior Vice President, Federal and Local Customer Relations.

DONNA M. ALVARADO	Director since 2003

Ms. Alvarado, age 64, has served as a director and member of our Audit Committee since December 2003. Ms. Alvarado is the founder and current president of Aguila International, an international business-consulting firm that specializes in human resources and leadership development. She serves as a director and member of the audit and compensation committees of CSX Corporation, a publicly-traded provider of rail and other transportation services and as a member and the immediate past Chairwoman of the Ohio Board of Regents. Ms. Alvarado also serves as a director of Park National Bank and has been nominated for election to the board of directors of Park National Corporation, a publicly-held bank holding company, at its annual meeting scheduled for April 22, 2013. She has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S. Department of Defense and Director of ACTION, the federal domestic volunteer agency. Ms. Alvarado earned both a master’s and a bachelor’s degree in Spanish from Ohio State University, completed doctoral coursework in Latin American Literature at the University of Oklahoma and earned a postgraduate certificate in Financial Management from the Wharton School of Business at the University of Pennsylvania.

In making the decision to nominate Ms. Alvarado to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, her understanding of government through her public sector experience; her experience as a public company director and audit committee member; her human resources and leadership development expertise; her civic and community involvement; and her contribution to the Board’s gender and cultural diversity.

WILLIAM F. ANDREWS	Director since 2000

Mr. Andrews, age 81, has served as a director since August 2000. Mr. Andrews also serves as Chair of our Executive Committee. From August 2000 until July 2008, Mr. Andrews served as Chairman of our Board. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995. He also currently serves as chairman of Katy Industries, Inc., a publicly-traded diversified manufacturing company with consumer and commercial product lines; a director of Black Box Corporation, a publicly-traded provider of information technology infrastructure solutions; and a director of Trex Corporation, a publicly-traded producer of decking and railing products. Mr. Andrews is a graduate of the University of Maryland and received an M.B.A. from Seton Hall University. Mr. Andrews was selected as an Outstanding Director of the Year in 2011 by ODX, a division of the Financial Times.

In making the decision to nominate Mr. Andrews to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, Mr. Andrews’ past or current experience as a director of several publicly-traded companies, including his experience as Chairman of our Board; his leadership and oversight experience across a diverse array of industries; and his knowledge and experience with respect to corporate finance and investing.

JOHN D. CORRENTI	Director since 2000

Mr. Correnti, age 66, has served as a director since December 2000 and is a member of our Compensation Committee. Mr. Correnti is the chairman and executive officer of Big River Steel, LLC, a steel development and operations company. Mr. Correnti previously served as chairman and chief executive officer of Steel Development Company, LLC from 2008 through 2012 and served as chief executive officer of SeverCorr, LLC from 2005 through 2008. Mr. Correnti also serves as a director of Navistar International Corporation, a publicly traded holding company of transportation related and other businesses, and as executive chairman of Silicor Materials, a private company formerly known as Calisolar. Mr. Correnti holds a B.S. degree in civil engineering from Clarkson University.

In making the decision to nominate Mr. Correnti to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience gained through his service as a chief executive of established and start-up companies, both public and private, and his public company director experience.

DENNIS W. DECONCINI	Director since 2008

Mr. DeConcini, age 75, was appointed as a director and member of our Nominating and Governance Committee in February 2008. Mr. DeConcini served as a member of the United States Senate as a Senator from Arizona for three terms (18 years). During his Senate tenure, he served on the Senate Select Committee on Intelligence (as Chairman from 1993 – 1994), the Judiciary Committee and the Appropriations Committee, and served as rotating Chairman to the Commission on Security and Cooperation in Europe (the Helsinki Commission). He currently is a partner in the law firm DeConcini McDonald Yetwin & Lacy, P.C. in Tucson, Arizona. He also is a member of the Arizona Board of Regents, the governing body for the Arizona State University system, and the boards of directors of both the National and International Centers for Missing and Exploited Children. He also served as county attorney for Pima County, Arizona from 1973 through 1976. Mr. DeConcini served in the United States Army and Reserve from 1959 to 1967. He received his B.A. from the University of Arizona in 1959 and his L.L.B. from the University of Arizona in 1963.

In making the decision to nominate Mr. DeConcini to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his understanding of government, politics and the public sector through his service as a United States Senator, a member of the Arizona Board of Regents and as a registered lobbyist; his understanding of and experience with the State of Arizona, a state where a significant portion of our operations is located; his understanding of corporate governance, legal and compliance matters through his education and background as a lawyer and former prosecutor; and his civic and community involvement.

ROBERT J. DENNIS	Director since 2013

Robert J. Dennis, 58, was appointed to the Board of Directors in February 2013. Mr. Dennis is the chairman, president and chief executive officer of Genesco Inc., a diversified retailer of footwear, headwear, sports apparel and accessories, where he has served in an executive capacity since 2004. A 27-year retail veteran, Mr. Dennis has held senior positions with Hat World Corporation and Asbury Automotive and was a partner and leader of the North American Retail Practice with McKinsey & Company, an international consulting firm. Mr. Dennis holds a master of business administration degree, with distinction, from the Harvard Business School, with a focus on consumer marketing, and bachelor’s and master’s degrees from Rensselaer Polytechnic Institute. Mr. Dennis served as a member of the board of directors of Teavana Holdings, Inc., a publicly traded purveyor of high quality teas and tea products, until its acquisition by Starbucks in December 2012. He serves on the board of directors with the United Way of Metropolitan Nashville, the Nashville Symphony, and serves on the Board of Visitors at Vanderbilt University’s Owen School of Management.

In making the decision to nominate Mr. Dennis to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience as chief executive officer of a large public company; his public company director experience; his demonstrated business acumen and his understanding of corporate finance and business development matters; and his civic and community involvement.

JOHN R. HORNE	Director since 2001

Mr. Horne, age 75, has served as a director since December 2001 and is a member of our Compensation Committee. Mr. Horne served as chairman of Navistar International Corporation from April 1996 to February 2004 and prior to that as Navistar’s president and chief executive officer. Mr. Horne currently serves on the board of directors of Junior Achievement of Chicago. Mr. Horne received his M.S. degree in mechanical engineering from Bradley University in 1964, a B.S. degree in mechanical engineering from Purdue University in 1960, which also awarded him an Honorary Doctor of Engineering degree in May 1998, and is a graduate of the management program at Harvard Graduate School of Business Administration.

In making the decision to nominate Mr. Horne to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience as chairman and as chief executive officer of a large, publicly traded industrial company and his extensive educational and business achievements.

C. MICHAEL JACOBI	Director since 2000

Mr. Jacobi, age 71, has served as a director and as Chair of the Audit Committee since December 2000. Mr. Jacobi is the owner and president of Stable House, LLC, a private company engaged in residential real estate development. From June 2001 through May 2005, Mr. Jacobi served as the president and chief executive officer and a director of Katy Industries, Inc., a publicly-traded diversified manufacturing company. He is chairman of the board of Sturm, Ruger and Company, Inc., a publicly-traded maker of firearms, a director and a member of the compensation and risk committees of Webster Financial Corporation, a publicly-traded banking and financial services company, a director and member of the audit committee of Kohlberg Capital Corporation, a publicly-traded business development company specializing in term loans, mezzanine investments and selected equity positions in middle market companies, and a director and member of the audit committee of Bauer Performance Sports Ltd., a publicly-traded sports equipment company. Mr. Jacobi is a certified public accountant and holds a B.S. degree from the University of Connecticut.

In making the decision to nominate Mr. Jacobi to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his leadership experience as chief executive officer and chief financial officer of a public company; his extensive experience as a public company director and audit committee member and chairman; and his financial and accounting experience and expertise.

ANNE L. MARIUCCI	Director since 2011

Ms. Mariucci, age 55, has served as a director since December 2011 and as a member of our Audit Committee since May 2012. Ms. Mariucci is affiliated with the private equity firms Hawkeye Partners (Austin, Texas), Inlign Capital Partners (Phoenix, Arizona), and Glencoe Capital (Chicago, Illinois) since 2003. Prior to 2003, Ms. Mariucci was employed by Del Webb Corporation in a variety of senior management capacities involved in the large-scale community development and home building business, including serving as President following its merger with Pulte Homes, Inc. Ms. Mariucci received her undergraduate degree in accounting and finance from the University of Arizona and completed the corporate finance program at the Stanford University Graduate School of Business. She presently serves on the Arizona Board of Regents, and is its immediate past-chairman. She also serves as a director of Southwest Gas Company, the University of Arizona Health Network, Arizona State University Foundation, and the Fresh Start Women’s Foundation. She is a past director of the Arizona State Retirement System and Action Performance Companies, as well as a past Trustee of the Urban Land Institute.

In making the decision to nominate Ms. Mariucci to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, her public company executive leadership experience; her understanding of and experience with the State of Arizona, a state where a significant portion of our operations is located; her background in accounting and corporate finance; her experience and knowledge with real estate; her experience as a public company director and member of audit and compensation committees; her civic and community involvement; and her contribution to the Board’s gender diversity.

THURGOOD MARSHALL, JR.	Director since 2002

Mr. Marshall, age 56, has served as a director and member of the Nominating and Governance Committee since December 2002. Mr. Marshall is a partner in the law firm of Bingham McCutchen LLP in Washington D.C., and a principal in Bingham Consulting Group LLC, a wholly owned subsidiary of Bingham McCutchen LLP that assists business clients with communications, political and legal strategies. Mr. Marshall is a member of the board of directors of Genesco Inc., a diversified retailer of footwear, headwear, sports apparel and accessories, where he serves on the finance and nominating and governance committees. He also serves on the boards of the Ford Foundation and the Supreme Court Historical Society. He serves on the American Bar Association Election Law Committee and the Ethics Oversight Committee of the United States Olympic Committee. Mr. Marshall, the son of the historic Supreme Court Justice Thurgood Marshall, has held appointments in each branch of the federal government, including Cabinet Secretary to President Clinton and Director of Legislative Affairs and Deputy Counsel to Vice President Al Gore. Mr. Marshall was confirmed by the United States Senate to serve on the Board of Governors of the United States Postal Service in 2006 and served as Chairman prior to completing his service in 2012. Mr. Marshall earned a B.A. in 1978 and a J.D. in 1981 from the University of Virginia, after which he clerked for United States District Judge Barrington D. Parker.

In making the decision to nominate Mr. Marshall to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his understanding of politics and the public sector through his varied government service and consulting work; his understanding of organizational governance and oversight through his service as a director in the public, non-profit and for-profit sectors; his understanding of legal, regulatory and compliance issues through his education and experience as a lawyer; and his contribution to the Board’s cultural diversity.

CHARLES L. OVERBY	Director since 2001

Mr. Overby, age 66, has served as a director since December 2001. Mr. Overby has served as a member of the Audit Committee since February 2002 and as the Chair of the Nominating and Governance Committee since the committee was established in December 2002. From 1997 through 2011, Mr. Overby served as the chairman and chief executive officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, as well as chief executive officer of its affiliates, The Diversity Institute and the Newseum, a museum about news and history in Washington, D.C. Mr. Overby is a former Pulitzer Prize-winning editor in Jackson, Mississippi. He worked 16 years for Gannett Co., the nation’s largest newspaper company, in various capacities, including as reporter, editor, and corporate executive. He was vice president for news and communications for Gannett and served on the management committees of Gannett and USA TODAY. Mr. Overby currently serves on the board of the University of Mississippi Foundation.

In making the decision to nominate Mr. Overby to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience and understanding of corporate governance as chief executive of several non-profit organizations; his understanding of media and public relations through his career as a journalist, print media executive and executive with other media related organizations; his political experience; and his civic and community involvement and leadership.

JOHN R. PRANN, JR.	Director since 2000

Mr. Prann, age 62, has served as a director and member of the Compensation Committee since December 2000. Mr. Prann’s business experience includes service as the president and chief executive officer of Katy Industries, Inc., as a partner with the accounting firm of Deloitte & Touche and as a director of several private companies. Mr. Prann earned a B.A. in Biology from the University of California, Riverside and an M.B.A. from the University of Chicago.

In making the decision to nominate Mr. Prann to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his executive leadership experience as president and chief executive of a public company and his understanding of accounting and finance issues through his education and career.

JOSEPH V. RUSSELL	Director since 1999

Mr. Russell, age 72, has served as a director since 1999. Mr. Russell is the Chair of the Compensation Committee and a member of the Executive and the Nominating and Governance Committees. Mr. Russell is the co-chairman and co-chief executive officer of Elan-Polo, Inc., a privately-held, world-wide producer and distributor of footwear. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

In making the decision to nominate Mr. Russell to serve as a director, the Nominating and Governance Committee considered, in addition to the criteria referred to above, his experience as the owner and chief executive officer of a manufacturing company; his familiarity with the Company through his long tenure as a Director; his demonstrated leadership skills as a director and Chair of the Compensation Committee; and his knowledge, experience and judgment with respect to executive compensation issues.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2012 are described below under “Audit and Non-Audit Fees.”

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013.

Audit and Non-Audit Fees

The following table presents fees for audit, audit-related, tax and other services rendered by the Company’s principal independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2012 and 2011.

Fees	2012	2011
Audit Fees (1)	$1,054,339	$880,280
Audit-Related Fees	—	—
Tax Fees (2)	587,228	123,044
All Other Fees (3)	1,775	1,995

Total	$1,643,342	$1,005,319

(1)	Audit fees for 2012 and 2011 include fees associated with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, debt compliance letters and assistance with filing certain registration statements and corresponding with the SEC.
(2)	Tax fees for 2012 and 2011 were for services consisting primarily of federal and state tax planning, including the Company’s activities relating to being taxed as a REIT.
(3)	All other fees for 2012 and 2011 consist of access fees to EY Online, an on-line information and communication tool available to Ernst & Young audit clients.

Pre-Approval of Audit and Non-Audit Fees

Consistent with Section 202 of the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence, our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2011 and 2012, the Audit Committee approved all fees disclosed under “tax,” “audit-related” and “all other” fees by Ernst & Young in accordance with applicable rules.

The Audit Committee’s Auditor Independence Policy prohibits our independent registered public accounting firm from performing certain non-audit services and any services that have not been approved by the Audit Committee in accordance with the policy and the Section 202 rules. The policy establishes procedures to ensure that proposed services are brought before the Audit Committee for consideration and, if determined by the Committee to be consistent with the auditor’s independence, approved prior to initiation, and to ensure that the Audit Committee has adequate information to assess the types of services being performed and fee amounts on an ongoing basis. The Audit Committee has delegated to its Chair, Mr. Jacobi, the authority to pre-approve services between meetings when necessary, provided that the full Committee is apprised of the services approved at its next regularly scheduled meeting.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED

EXECUTIVE OFFICERS

The Company seeks your non-binding advisory vote and asks that you support the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section (“CD&A”) and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation for our Named Executive Officers. We urge you to read the CD&A, which begins on page 34, and any other sections of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2012 compensation of our Named Executive Officers.

As described in detail in the CD&A, our executive compensation programs are designed to ensure that our executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. Our programs are designed to attract and maintain executive leadership for the Company that will execute our business strategy, uphold our Company values and deliver results and long-term value to our stockholders. Our goal is to have a substantial portion of executive compensation contingent upon the Company’s performance.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure our programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. The Compensation Committee also has engaged an independent compensation consultant, PricewaterhouseCoopers LLP, to assist it in reviewing the Company’s compensation strategies and plans.

We believe that our executive compensation programs are structured in the best manner possible to support our company and our business objectives.

Stockholders are being asked to vote on adoption of the following resolution:

RESOLVED: That the stockholders of Corrections Corporation of America approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends, on an advisory basis, a vote “FOR” the approval of the Company’s compensation of our Named Executive Officers.

PROPOSAL 4 - AMENDMENTS TO AND RESTATEMENT OF THE COMPANY’S CHARTER

The Board of Directors has unanimously approved and directed that our stockholders consider amendments to our charter (the “Amendments”) and a restatement thereof to give effect to such Amendments to (i) impose certain ownership and transfer restrictions in connection with the Company’s Real Estate Investment Trust (“REIT”) election for the taxable year commencing January 1, 2013, (ii) delete provisions creating two series of preferred stock that are no longer outstanding and (iii) make other non-substantive or administrative amendments. The effects of the Amendments are summarized below. The full text of the amended and restated charter is attached to this Proxy Statement as Annex A. The Amendments as summarized below are qualified by reference to the specific terms of Annex A. The Board of Directors believes the amendment and restatement of our charter, including the Amendments, is advisable because it will facilitate the Company’s compliance with requirements for taxation as a REIT. The Board of Directors further believes that the charters of substantially all publicly traded REITs contain similar stock ownership and transfer restrictions as those included in the Amendments.

REIT Qualification

In order to qualify as a REIT under the Code, for each taxable year beginning after December 31, 2013, the Company’s shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for the Company’s taxable years beginning after December 31, 2013, no more than 50% of the value of the outstanding shares of capital stock of the Company may be owned, directly or through certain constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the second half of any calendar year. For additional information about the qualification requirements and the resulting tax treatment of the REIT and its stockholders, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Ownership and Transfer Restrictions

The Amendments contain restrictions on the ownership and transfer of shares of the Company’s capital stock that are intended to assist the Company in complying with the requirements described above and continuing to qualify as a REIT. The Amendments provide that (subject to certain exceptions described below) no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of Company common stock or 9.8% in value of the aggregate of the outstanding shares of all classes and series of Company stock, in each case excluding any shares of the Company’s stock that would not be treated as outstanding for federal income tax purposes. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of Company stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of Company stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby violate the applicable ownership limit.

The Amendments provide that the Board of Directors, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from either or both of the ownership limits (an “excepted holder”) if doing so would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and the Board of Directors determines that: (i) such exemption would not cause any individual to actually or beneficially own more than 9.8% in value of the aggregate of the outstanding shares of all classes and series of Company stock; and (ii) subject to certain exceptions, the person would not own, actually or constructively, an interest in a tenant (including a governmental entity) of the Company (or a tenant, including a governmental entity, of any entity owned in whole or in part by the Company) that would cause the Company to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

Additionally, the Amendments provide that as a condition of the exemption, the Board of Directors may require an opinion of counsel or Internal Revenue Service ruling, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion, in order to determine or ensure the Company’s status as a REIT and representations and undertakings from the person seeking the exemption or excepted holder limit in order to make the determinations above. The Amendments further provide that the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with such an exemption.

The Amendments also provide that any person that owns shares of Company stock in excess of the ownership limits on the date on which the Amendments become effective (an “initial excepted holder”) will be permitted to own shares in an amount not to exceed the amount of shares owned as of such date, provided, that in no event will any individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856 of the Code) be permitted to beneficially own or constructively own shares in excess of the ownership limits (“initial date exception”). The Amendments provide that during the time the initial excepted holder owns shares of Company stock in excess of the ownership limits, any further acquisitions of shares of Company stock or increased beneficial or constructive ownership of shares of Company stock will be in violation of the ownership limits and subject to the remedies discussed below. In addition, the Amendments provide that the initial date exception will automatically terminate at such time the initial excepted holder owns shares of Company stock at or below the ownership limits.

The Amendments provide that the Board of Directors may, in its sole and absolute discretion, increase or decrease the ownership limits for one or more persons, except that a decreased stock ownership limit would not be effective for any person whose actual, beneficial or constructive ownership of Company stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of Company stock equals or falls below the decreased stock ownership limit, although any further acquisition of shares of Company stock or beneficial or constructive ownership of Company stock would violate the decreased ownership limit. The Amendments further provide that the Board of Directors may not increase or decrease any ownership limit if, among other limitations, the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of Company outstanding stock or could cause the Company to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or could otherwise cause the Company to fail to qualify as a REIT.

The Amendments would further prohibit:

•	any person from actually, beneficially or constructively owning shares of Company stock that could result in the Company being “closely held” under Section 856(h) of the Code

(without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Company to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of Company stock that could result in the Company owning (actually or constructively) an interest in a tenant (including a governmental entity) that is described in Section 856(d)(2)(B) of the Code if the income the Company derives from such tenant, taking into account the Company’s other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Company to fail to satisfy any such gross income requirements imposed on REITs); and

•

any person from transferring shares of Company stock if such transfer would result in shares of Company stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Further, the Amendments would provide that any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of Company stock that would or may violate the ownership limits or any of the other restrictions on ownership and transfer of Corporate stock described above must give written notice immediately to the Company or, in the case of a proposed or attempted transaction, provide the Company at least 15 days prior written notice, and provide the Company with such other information as it may request in order to determine the effect of such transfer on its status as a REIT.

The Amendments provide that if any purported transfer of Company stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by the Board of Directors, or could result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded up to the nearest whole share) would be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by the Company. The prohibited owner would have no rights in shares of Company stock held by the trustee. The automatic transfer would be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, would be required to be repaid to the trustee upon demand. If the transfer to the trust as described above would not be automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of Company stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions would be void. If any transfer of Company stock would result in shares of Company stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer would be void and of no force or effect and the intended transferee would acquire no rights in the shares.

The Amendments provide that shares of Company stock transferred to the trustee would be deemed offered for sale to the Company, or the Company’s designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last reported sale price on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (ii) the last reported sale price on the date the Company accepts, or the Company’s designee accepts, such offer. The Amendments provide that the Company would also be required to reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. The Amendments further provide that the Company will have the right to accept such offer until the trustee has sold the shares of Company stock held in the trust. The Amendments also provide that upon a sale to the Company, the interest of the charitable beneficiary in the shares sold would terminate and the trustee would be required to distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock would be paid to the charitable beneficiary.

The Amendments provide that if the Company does not buy the shares, within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the ownership limits or other restrictions on ownership and transfer of Company stock. The Amendments further provide that upon such sale, the trustee will distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the proposed transferee did not give value for the shares in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last reported sale price on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The Amendments provide that the trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. The Amendments go on to provide that any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary, together with any dividends or other distributions thereon. Finally, the Amendments provide that if, prior to the Company’s discovery that shares of Company stock have been transferred to the trustee, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess shall be paid to the trustee upon demand.

The Amendments provide that the trustee will be designated by the Company and will be unaffiliated with the Company and with any prohibited owner. The Amendments also provide that prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by the Company with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

The Amendments provide that, subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

•	rescind as void any vote cast by a prohibited owner prior to the Company’s discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, the Amendments provide that if the Company has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

The Amendments also provide that if the Board of Directors or a committee thereof determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of Corporate stock set forth in the Company’s charter, the Board of Directors or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

The Amendments provide that every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Company stock, within 30 days after the end of each taxable year, must give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of Company stock that the owner beneficially owns or constructively owns and a description of the manner in which the shares are held. The Amendments further provide that each owner shall provide to the Company such additional information as the Company may request to determine the effect, if any, of the person’s actual or beneficial ownership on the Company’s status as a REIT and to ensure compliance with the ownership limits. In addition, the Amendments provide that any person that is an actual owner, beneficial owner or constructive owner of shares of Company stock and any person (including the stockholder of record) who is holding shares of Company stock for an actual owner, beneficial owner or constructive owner must, upon demand, disclose to the Company such information as the Company may request, in good faith, to determine its status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

The Amendments provide that any certificates representing shares of Company stock issued after the effective date of the Amendments will bear a legend referring to the restrictions on ownership and transfer of Company stock described above.

These restrictions on ownership and transfer could have the effect of delaying, deferring or preventing a takeover or other transaction in which stockholders might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

The ownership limits and other restrictions on ownership and transfer of Company stock described above will not apply until the Amendments are approved by the Company’s stockholders and accepted for record by the State Department of Assessments and Taxation of the State of Maryland and will not apply if the Board of Directors determines that it is no longer in the Company’s best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the above-described charter provisions is no longer required in order for the Company to qualify as a REIT.

Removal of Preferred Stock Provisions and Other Non-Substantive and Administrative Changes

The Amendments contain restrictions on the ownership and transfer of shares of the Company’s capital stock as well as eliminate certain provisions governing two classes of preferred stock that are no longer outstanding. The Amendments also contain administrative revisions to the Company’s charter as follows:

•	makes certain punctuation and grammatical corrections;

•

adds a parenthetical statement noting that the Company’s purpose to engage in any lawful act or activity includes, without limitation or obligation, engaging in business as a REIT under Sections 856 through 860 of the Internal Revenue Code, as amended, or any successor statute;

•	updates the address of the Company’s principal office and registered agent in the state of Maryland;

•	removes a statement regarding the initial size of the Board of Directors and the initial members of the Board of Directors; and

•

adds a statement that dividends declared with respect to a class of stock are payable equally with respect to the shares in such class and that any such dividends are payable in accordance with the preferences established in the charter.

Restatement

The restatement of our charter will give effect to the Amendments described above.

Required Vote

Approval of the Amendments and the restatement of our charter requires the affirmative vote of holders of shares entitled to cast a majority of all shares entitled to be cast on the matter.

If approved by the Company’s stockholders, the Amendments and the restatement of our charter would become effective when it is accepted for record by the State Department of Assessments and Taxation of the State of Maryland.

The Board of Directors of the Company unanimously recommends a vote for the approval of the Amendments to and the Restatement of the Company’s charter.

EXECUTIVE OFFICERS

Information Concerning Executive Officers Who Are Not Directors

Todd J Mullenger, age 54, has served as an Executive Vice President and our Chief Financial Officer since March 2007. Mr. Mullenger served as our Vice President, Treasurer from January 2001 to March 2007, as Vice President, Finance from August 2000 to January 2001 and prior to that as Vice President, Finance of our predecessor company. Mr. Mullenger graduated from the University of Iowa in 1981 with a B.B.A. degree and later earned an M.B.A. from Middle Tennessee State University.

Harley G. Lappin, age 57, has served as an Executive Vice President and our Chief Corrections Officer since June 2011. Prior to joining the Company and since 2003, Mr. Lappin served as the Director of the Federal Bureau of Prisons, the nation’s largest correctional system, with oversight and management responsibility for 116 federal prisons, 14 large, private contract facilities and more than 250 contracts for community correctional facilities, in total comprising more than 215,000 inmates managed by 38,000 employees. Previously, Mr. Lappin served in a variety of other roles with the Bureau of Prisons beginning in 1985, including Regional Director, Warden of the United States Penitentiary in Indiana, and Warden of the Federal Correctional Institution in North Carolina, among other positions. Mr. Lappin has a master’s degree in criminal justice from Kent State University and an undergraduate degree from Indiana University. Mr. Lappin has served in leadership roles for numerous professional organizations. Mr. Lappin served 12 years on the Standards Committee of the American Correctional Association, 6 of which he chaired until he retired in January 2013.

Steven E. Groom, age 61, was named Executive Vice President and General Counsel in April 2010. Prior to this appointment, Mr. Groom served as our Vice President & Deputy General Counsel with responsibility for litigation and risk management. Previously, Mr. Groom was a partner in the law firm of Stites & Harbison, PLLC in Nashville and served in managing attorney and general counsel roles for SunTrust Bank, Inc. Mr. Groom earned a bachelor’s degree from Lipscomb University and his law degree from the University of Memphis, where he was a member of the Law Review. Mr. Groom serves on the Board of Visitors of Lipscomb University’s College of Business and the Board of Advisors of the University’s Institute for Conflict Management.

Anthony L. Grande, age 43, has served as an Executive Vice President and our Chief Development Officer since July 2008. From September 2007 to July 2008, Mr. Grande served as our Senior Vice President, State Customer Relations. Mr. Grande joined CCA in 2003 to serve as Vice President of State Customer Relations. Prior to joining CCA, Mr. Grande served as the Commissioner of Economic and Community Development for the State of Tennessee. Mr. Grande earned his Masters of Education at Vanderbilt University in Nashville, Tennessee and his Bachelor of Arts from The American University in Washington, D.C.

Brian D. Collins, age 55, has served as our Executive Vice President and Chief Human Resources Officer since September 14, 2009. Prior to this appointment and since June 2006, Mr. Collins served as a Vice President, Operations, with responsibility for oversight of all aspects of the operations of one of the Company’s three operational business units. Prior to joining the Company, Mr. Collins served for 25 years in a variety of roles with Wal-Mart Stores, Inc., including personnel training and development, field operations and support management. Mr. Collins holds a Bachelor of Business Administration from the University of Arkansas at Pine Bluff.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This section of the Proxy Statement discusses the objectives and elements of our compensation programs and the compensation awarded to our Named Executive Officers, or NEOs, in 2012. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow in this Proxy Statement. Based on SEC proxy disclosure rules, the following individuals were our Named Executive Officers for the fiscal year ended December 31, 2012:

•	Damon T. Hininger, President and Chief Executive Officer

•	Todd J Mullenger, Executive Vice President and Chief Financial Officer

•	Harley G. Lappin, Executive Vice President and Chief Corrections Officer

•	Anthony L. Grande, Executive Vice President and Chief Development Officer

•	Brian D. Collins, Executive Vice President and Chief Human Resources Officer

Executive Summary

Fiscal 2012 Performance Review. During fiscal 2012, the Company maintained its strong financial condition notwithstanding a continuing challenging economic environment. The following table illustrates the Company’s growth in fiscal 2012 in terms of revenue, net income, and stock price relative to performance in fiscal 2011:

	2012 ($ in millions, except per share amounts)	2011 ($ in millions, except per share amounts)	Change
Revenue	$1,760	$1,724	+2.1%
Net Income	$156.8	$162.5	-3.5%*
Dividends per share	$0.60	—	—
Stock Price per Share at Fiscal Year-End	$35.47	$20.37	+74.1%

*	Net income for fiscal 2012 was impacted by several non-routine items including, but not limited to, our debt refinancing activities and costs associated with the pursuit of a conversion of our corporate structure to a REIT.

Pay for Performance Review and Analysis. Pay for performance is an important component of our longstanding executive compensation philosophy and one of the three primary elements of our compensation packages. Our compensation approach is designed to incentivize our executives, including our NEOs, to substantially contribute individually and collaboratively to the Company’s long-term, sustainable growth. To ensure that we are adhering to this approach, we evaluate the degree of alignment of our total incentive compensation to our earnings growth (EBIT, Pre-Tax Earnings, EPS and adjusted funds from operations) over the applicable period and between total realizable pay versus total shareholder return (“TSR”) relative to our peer group over the prior, three and five fiscal years. For purposes of this review, “financial performance of the Company” is defined as TSR. “Total realizable pay” for our NEOs is defined as the sum of the following components: (i) base salary; (ii) annual variable performance cash awards based on the financial performance of the Company; and (iii) equity awards consisting of stock options with time-based vesting and restricted stock units with time-based and performance-based vesting.

2012 Compensation Overview

Compensation Objectives. The fundamental objectives of our compensation policies are to attract and retain executive leadership for the Company that will execute our business strategy, uphold our Company values and deliver results and long-term value to our stockholders. We seek to accomplish these goals in a manner that ties a substantial portion of each executive officer’s compensation to the Company’s performance by rewarding executive officers for significant growth in earnings per share (“EPS”). We use EPS as the measure because we believe there is a strong relationship between EPS growth and growth in stockholder value. Our 2012 EPS targets were established in consultation with our independent compensation consultant, PricewaterhouseCoopers LLP (“PwC”).

PwC also conducts competitive analyses from time to time at the request of our Compensation Committee (the “Committee”) in order to analyze our performance and executive compensation against a peer group of companies. These analyses have assisted the Committee in determining if compensation strategies and plans are advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design. The primary components of our compensation program are cash compensation, consisting of a mix of base salary and cash incentive plan compensation, and equity incentives, consisting of stock options with time-based vesting and restricted stock units with time-based and performance-based vesting.

Our balance of long- and short-term incentives is an important component of our compensation structure and philosophy. This balance is reflected in our use of different types of equity compensation awards that provide a balance of incentives, our stock ownership guidelines designed to align the incentives of our executives with our stockholders and discourage excessive risk taking, and other concepts of our compensation programs, including our executive compensation program, which are all designed to motivate our executives, including our NEOs, to substantially contribute individually and collaboratively to the Company’s long-term, sustainable growth.

Results of 2012 Advisory Vote to Approve Executive Compensation. At the 2012 Annual Meeting of Shareholders, the Company’s stockholders overwhelmingly approved the Company’s compensation policies and practices for fiscal 2011 through an advisory “say on pay” vote. Over 93% of the votes cast were in favor of this advisory proposal. The Committee and the Company viewed these results as a strong indication that the Company’s stockholders support the executive compensation policies and practices of the Company. Taking into consideration this stockholder support, the Committee and the Company did not make any material changes to the Company’s compensation programs and policies in respect of fiscal 2012.

Independent Review and Approval Process. The Committee consists solely of “non-employee directors” as defined by SEC rules, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined by NYSE listing standards, in each case as determined by our Board of Directors. In addition to a determination of independence, the Nominating and Governance Committee of our Board recommends Committee membership based on the knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee. Mr. Prann, Mr. Russell, Mr. Horne and Mr. Correnti are the current members of the Committee, with Mr. Russell serving as the Committee’s Chair.

The Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our executive officers and administering the Company’s equity-based incentive plans, among other things. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee and the Board, which is reviewed at least annually by the Committee. During the fiscal year ended December 31, 2012, no changes were made to the Committee’s charter. The charter may be viewed in full on the Company’s website, www.cca.com (under “Corporate Governance” on the Investors page).

The Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. The Committee conducts this review and makes compensation decisions through a comprehensive process involving a series of meetings primarily occurring in the first and second quarters. Committee meetings typically are attended by the Committee members, the Committee’s compensation consultant and legal advisors, the Company’s Chairman and the Company’s Chief Executive Officer. As with all Board committees, other Board members also have a standing invitation to attend the Committee’s meetings. The Committee meets in executive session to the extent the members deem necessary or appropriate to ensure independence. Additional information regarding Committee meetings is included above under “Corporate Governance – Board of Director Meetings and Committees.”

Compensation Philosophy. The fundamental objectives of our executive compensation policies are to attract and maintain executive leadership for the Company that will execute our business strategy, uphold our Company values and deliver results and long-term value to our stockholders. Accordingly, the Committee develops compensation strategies and programs that will attract, retain and motivate highly qualified and high-performing executives through compensation that is:

•

Performance-based: A significant component of compensation should be determined based on whether or not the Company meets performance criteria that are aligned with growth in stockholder value and do not encourage unreasonable risk-taking.

•

Competitive: Pay for performance scales are established so the competitive positioning of an executive’s total compensation reflects the competitive positioning of the Company’s performance, i.e., high Company performance relative to peers results in high compensation relative to competitive benchmarks, and vice versa.

•

Balanced: Performance-oriented features and retention-oriented features should be balanced so the entire program accomplishes the Company’s pay-for-performance and executive retention objectives, while encouraging prudent risk-taking that is aligned with the Company’s overall strategy.

•	Fair: Compensation levels and plan design should reflect competitive practices, our performance relative to peer companies and the relationship of compensation levels from one executive to another.

The Committee’s goal is to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance, as well as upon his or her individual performance. The Committee’s compensation philosophy for an executive officer emphasizes an overall analysis of the executive’s performance for the year, projected role and responsibilities, impact on execution of Company strategy, external pay practices, total cash and total direct compensation positioning relative to other Company executives and other factors the Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Committee has determined that our Company should provide its executives with compensation packages comprised of three primary elements: (i) base salary, which takes individual performance into account and is designed to be competitive with median salary levels in an appropriate peer group; (ii) annual variable performance awards, payable in cash and based on the financial performance of the Company, in accordance with the goals established by the Committee; and (iii) long-term stock-based incentive awards which strengthen the commonality of interests between executive officers and our stockholders. (Benefits and perquisites play a negligible role in our executives’ total compensation packages.) The Committee believes that as a result of our Company’s balance of long- and short-term incentives, our use of different types of equity compensation awards that provide a balance of incentives and our stock ownership guidelines, our compensation programs, including our executive compensation program, do not encourage unnecessary or unreasonable risk taking with respect to our business.

Compensation Programs for 2012

Use of Compensation Consultant. The Committee has engaged PwC, and has done so since 2000, to assist it in reviewing the Company’s compensation strategies and plans. At the Committee’s request, PwC has performed several analyses, including peer and market comparisons, internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance. While not used to benchmark our compensation, these analyses have assisted the Committee in determining if such strategies and plans were advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design. PwC’s overall conclusions were that CCA’s performance is generally high relative to peer group companies, and that its senior management compensation levels are on average consistent with the competitive 50th percentile. PwC was selected due to its extensive experience in providing compensation consulting services. Additionally, the Committee is not aware of any potential conflicts of interest affecting its consultation services that PwC may have with either Board members or Company management.

Compensation Consultant Independence. In connection with its engagement of PwC and in furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Committee has conducted an independence assessment and determined that PwC has been independent throughout its engagement by the Committee. In making such determination the Committee considered several factors including, but not limited to, the amount of fees received by PwC from the Company as a percentage of PwC’s total revenue, PwC’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact PwC’s independence. The Compensation Committee specially considered the valuation and transfer pricing services that PwC provided in connection with the Company assessing the feasibility of converting to a REIT, of which $571,100 was billed to CCA during 2012 and represented less than one-tenth of one percent of PwC’s revenue for 2012, and determined that the provision of such services did not affect the independence of PwC as the Company’s compensation consultant. In addition, PwC provided the Committee with appropriate assurances and confirmation of its independent status.

Use of Peer Group Data. At the request of the Committee, in January 2010 PwC analyzed the peer group that the Company had previously used for executive compensation comparison purposes. The analysis relied on the following criteria:

•	Owners and operators of multi-state facilities delivering services to third parties

•	Minimum employee base of 10,000

•	Market capitalization between $2 billion to $5 billion

•	Annual EBITDA between $200 million to $600 million

•	Investment in fixed assets of $1 billion to $5 billion

•	Future growth heavily dependent upon the acquisition or development of additional facilities

As a result of this analysis, the following companies were selected by PwC and approved by the Committee for inclusion in the peer group the Company used for executive compensation comparison purposes in 2012:

• Boyd Gaming Corporation	• Iron Mountain Incorporated

• Brookdale Senior Living Inc.	• Lifepoint Hospitals Inc.

• CACI International Inc.	• Penn National Gaming Inc.

• Cinemark Holdings Inc.	• Quanta Services Inc.

• Ryman Hospitality Properties, Inc.	• TETRA Technologies, Inc.

• The Geo Group, Inc.	• Trimble Navigation Limited

• HealthSouth Corporation	• Wyndham Worldwide Corporation

• Hyatt Hotels Corporation

The Committee has periodically requested PwC to conduct competitive analyses of CCA’s performance compared to the peer group companies, as well as of its senior management compensation levels as compared to compensation levels of senior management at the peer group companies. Based on its research, PwC has concluded that CCA’s performance was generally high relative to the peer companies over one-year, three-year and five-year time periods, and that CCA’s senior management compensation levels were on average consistent with the competitive 50th percentile. The Committee continues to evaluate the peer group criteria on an on-going basis.

Total Compensation Targets. Based on the most recent market analysis performed by PwC as described above, internal pay equity considerations and a consideration of our compensation objectives and philosophies, with a particular emphasis on performance and equity as key drivers for executive compensation, the executive compensation structure set forth in the table below was developed by the Committee in 2010 in consultation with PwC for purposes of analysis in 2011 and 2012. The structure was used as a guideline by the Committee in making its compensation decisions for 2012 and does not necessarily reflect actual compensation for the Named Executive Officers for 2012, which is discussed in detail below and presented in the Summary Compensation Table on page 48 of this Proxy Statement.

		Base Salary Structure (1)				LTIP Fair Value	Total Comp. Midpoint (3)
Position Level	Position Titles	Minimum	Midpoint	Maximum	Bonus (2)
A	Chief Executive Officer	$640,000	$800,000	$960,000	75%	$2,500,000	$3,900,000
B	Chief Financial Officer, Chief Corrections Officer and Chief Development Officer	$296,000	$370,000	$444,000	75%	$850,000	$1,497,500
C	General Counsel and Chief Human Resources Officer	$248,000	$310,000	$372,000	75%	$430,000	$972,500

(1)	The midpoint amounts are aligned with the 50th percentile payouts of executives benchmarked in the PwC market analysis. The minimum amounts represent 80% of the midpoint while the maximum amounts represent 120% of the midpoint.
(2)	Bonus targets are percentages of the executive’s base salary.
(3)

Equals the sum of base salary midpoint plus target bonus percentage plus LTIP fair value. For Position Levels A and B, Total Compensation Midpoint reflects a 50/50 blend of competitive 50th and 75th percentiles. For Position Level C, Total Compensation Midpoint reflects the competitive 75th percentile.

A specific analysis regarding each component of total executive compensation for 2012, including our philosophy on how certain elements of total direct compensation should compare to the PwC market analysis, is provided below. The primary components of the 2012 program were cash compensation, consisting of a mix of base salary and cash incentive plan compensation, and equity incentives, consisting of stock options with time-based vesting and restricted stock units with performance-based vesting.

Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Typically in the second quarter of each year, the Committee reviews and approves a revised annual salary plan for our executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by comparable companies for comparable positions, the Company’s overall pay scale and the Company’s recent and projected financial performance. As part of PwC’s most recent study discussed above, the Committee determined that base salary generally should be set at the 50th percentile of the benchmarks from the PwC market analysis, subject to adjustment to account for the individual factors referenced above. This market positioning was based on the Committee’s objective of providing competitive base salaries for recruiting and retention purposes.

The Committee also solicits the views and recommendations of our Chief Executive Officer, in consultation with our Chairman, when setting the base salaries of the other executive officers, given their respective insight into internal pay equity and positioning issues, as well as executive performance. At a Committee meeting typically held in the first or second quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each of the other executive officers. The Chief Executive Officer, in consultation with our Chairman, also provides his recommendations on any compensation adjustments. The Committee approves any base salary adjustments for these executives, based on such factors as the competitive compensation analysis, the Chief Executive Officer’s assessment of individual performance, the Company’s performance and the location in the salary range of the executive’s current salary, general market conditions and internal pay equity considerations.

The process is similar for determining any base salary adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then approves any base salary adjustment based on the factors described above with respect to the other executives. To the extent it deems necessary and appropriate, the Committee meets in executive session to discuss adjustments to the base salaries of the Company’s executive officers, including the Chief Executive Officer. Such adjustments typically take effect on or about July 1 of each year.

During 2012, the Committee approved the base salaries for our Named Executive Officers in the following amounts:

Name	Current Base Salary	Prior Year Base Salary	Percentage Increase (Decrease)	2012 as % of Salary Midpoint
Damon T. Hininger	$693,000	$660,000	5.0%	86.6%
Todd J Mullenger	$332,800	$320,000	4.0%	90.0%
Harley G. Lappin	$312,000	$300,000	4.0%	84.3%
Anthony L. Grande	$312,000	$300,000	4.0%	84.3%
Brian D. Collins	$278,100	$270,000	3.0%	89.7%

Cash Incentive Plan Compensation. In addition to base salary, cash incentive plan compensation provides our executive officers with the potential for significantly enhanced cash compensation based on the extent to which financial performance targets set in advance by the Committee are met. The Committee established performance objectives that would reward senior management for significant growth in EPS. The Committee chose EPS as the measure because it believes there is a strong relationship between EPS growth and growth in stockholder value. The Company’s 2012 Cash Incentive Plan was structured to provide incremental increases in bonus (as a percentage of base salary) based on EPS as follows:

EPS (1)	% of Base Salary
$1.54	0.00%
$1.70	75.00%
$1.74	100.00%
$1.79	150.00%
$1.85	200.00%

(1)	Awards increase incrementally for EPS results between $1.54 and $1.85.

The initial EPS guidance for 2012 as set forth in the Company’s earnings news release dated February 8, 2012, ranged from $1.60 to $1.70. The target for bonuses remained at 75% of base salary, which would be met if the Company achieved EPS of $1.70 for 2012. The maximum bonus was set at 200% of base salary, which would be met if the Company achieved $1.85, or 20% or more EPS growth over the “bonus EPS” achieved in 2011. At the time the Committee established the Company’s 2012 Cash Incentive Plan in February 2012, it determined to adjust bonus EPS for any of the items set forth in Section 11.2 of the Company’s Amended and Restated 2008 Stock Incentive Plan, specifically including the write-off of deferred financing costs, asset impairment charges, costs associated with evaluating Company-wide strategic alternatives and costs associated with responding to shareholder proposals, to the extent they affected the Company’s 2012 EPS, to ensure that bonus EPS reflected an accurate comparison with the baseline EPS and that incentive cash bonuses accurately reflected the extent to which the Company achieved the performance objectives set by the Committee. Based on bonus EPS of $1.60 for 2012, which represented a 3.9% growth of bonus EPS during fiscal 2012, the following cash incentive plan compensation was awarded to our Named Executive Officers in February 2013: Damon T. Hininger ($189,942); Todd J Mullenger ($91,678); Harley G. Lappin ($85,948); Anthony L. Grande ($85,948); and Brian D. Collins ($77,003). Such amounts represented 28.13% of each Named Executive Officer’s base salary earned during 2012. The Committee understands that in some situations using a single metric (EPS in this case) might have the potential to encourage management to take excessive risks. However, the Committee believes that these potential concerns are mitigated by the Company’s share ownership guidelines and multi-year equity vesting schedules, which strongly discourage misguided attempts to maximize short-term EPS while risking long-term stability.

Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation strengthens and aligns the interests of our executive officers with our stockholders. Based on the PwC market analysis discussed above and the Company’s compensation philosophies, the Committee has determined that a compensation strategy utilizing a mix of stock options with time-based vesting and restricted stock and/or restricted stock units with time-based or performance-based vesting is in the best interest of stockholders. The Committee believes this strategy allows it to set optimal combinations of time- and performance-based vesting and annual and long-term performance goals. The Committee also believes this approach will reduce the dilutive impact of equity grants to management compared to equity grants consisting solely of stock options.

Equity incentive awards are generally granted to our executive officers on an annual basis. Award levels in 2012 for the Company’s Named Executive Officers were consistent with the market-based 2012 compensation structure prepared with the advice of PwC and approved by the Committee. The Committee believed these awards were consistent with the Company’s retention, pay-for-performance and stockholder alignment objectives. In making this decision, the Committee also considered existing equity holdings for each executive officer as well as gross proceeds from option exercises over the prior three-year period.

During 2012, non-qualified options for the purchase of the Company’s common stock and restricted stock units were granted to our Named Executive Officers, pursuant to the Company’s Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”), as follows:

Name	Shares Subject to Time-Based Vesting Option Grant	Exercise Price(1)	Number of Performance- Based Vesting RSUs
Damon T. Hininger	118,490	$26.26	33,616
Todd J Mullenger	57,047	$26.26	16,184
Harley G. Lappin	57,047	$26.26	16,184
Anthony L. Grande	57,047	$26.26	16,184
Brian D. Collins	46,980	$26.26	13,328

(1)	All grants were made on March 16, 2012.

The nonqualified options are subject to the terms of the 2008 Plan and the individual award agreements. The options vest in equal one third increments as of the first, second and third anniversary dates of the grant date, subject to acceleration as contemplated by the 2008 Plan. Each of the options has an exercise price equal to the fair market value of our common stock at the time of the grant, as determined by the closing price of our common stock on the NYSE on the grant date.

The restricted stock units vest over time and are based upon achieving EPS performance objectives established by the Committee (achievable in increments or in the aggregate over a three-year period), with no vesting to occur below a base EPS performance level and incremental vesting from 50% to 100% of the award (target of 75% of the award) as established EPS targets are achieved. As with the EPS targets generally set for the annual incentive plan, the EPS levels for vesting of restricted stock units were based on research conducted by PwC on multi-year EPS growth rates among the peer companies as well as general industry information. The Committee will also adjust EPS targets for restricted stock unit vesting purposes in the same manner as it does when calculating bonus EPS (discussed above).

Restricted stock units vest over a three year period based on the extent to which the Company meets the annual and cumulative performance targets set by the Committee. Vesting may occur on an incremental or a cumulative basis, or a combination thereof. For example, for the 2012 restricted stock units:

•

Vesting will occur annually in one-third (1/3) increments if the Company achieves 8% compounded EPS growth for each of fiscal 2012 and 2013 and at least 6% compounded EPS growth over long term EPS growth targets previously established by the Committee for the full fiscal 2012-2014 vesting period.

•

If the Company does not achieve 8% compounded EPS growth in fiscal 2012 but does achieve 8% compounded EPS growth for fiscal 2012 and 2013, then two-thirds (2/3) will generally vest on the second anniversary of the grant date.

•

If compounded EPS is less than 8% as of the end of both fiscal 2012 and 2013, then generally on the third anniversary of the grant date: 50% of the shares will vest if compounded EPS growth for fiscal 2012-2014 is at least 2% but less than 4%, 75% will vest if compounded EPS growth for fiscal 2012-2014 is at least 4% but less than 6% and 100% will vest if compounded EPS growth for fiscal 2012-2014 is at least 6%.

The following chart sets forth the cumulative EPS vesting targets for the 2012 restricted stock units, with the incremental targets stated in the footnotes to the chart:

Three-Year Cumulative EPS (1) (2)	Compounded Growth	% of Restricted Shares Vested After 3 Years
Less than $3.21	< 2%	0	%(3)
$3.21	2%	50	%(3)
$3.69	4%	75%
Greater than or equal to $4.18	6%	100%

(1)	If EPS for fiscal 2012 was at least $1.36, then one-third (1/3) of the restricted shares would generally vest one year following the grant date.
(2)	If cumulative EPS for fiscal 2012 and 2013 is at least $2.83, then two-thirds (2/3) of the restricted shares (to the extent not already vested) will generally vest two years following the grant date.
(3)	Unless either or both of the targets for years one and two were met, in which case one-third (1/3) or two-thirds (2/3), as applicable, of the shares would already have vested as of the end of the vesting period.

Notwithstanding the foregoing, the restricted stock units will become fully vested upon the occurrence of death, Disability, or a Change in Control of the Company (each such condition as defined in the 2008 Plan). The recipient of the restricted stock may elect to defer receipt of all or a portion of the shares issuable upon vesting pursuant to the terms set forth in their respective award agreement and deferral election forms. The restricted stock units are further subject to the terms of the 2008 Plan and the individual award agreements.

The dollar values of the 2012 grants of restricted stock units, based on the fair market value of the Company’s common stock on the date of the grant, are as follows: Damon T. Hininger ($882,756); Todd J Mullenger ($424,992); Harley G. Lappin ($424,992); Anthony L. Grande ($424,992); and Brian D. Collins ($349,993). Based on bonus EPS of $1.60 for 2012, representing EPS growth of 3.9%, the first one-third of the restricted stock units awarded to Messrs. Hininger, Mullenger, Lappin, Grande and Collins in 2012 vested during the first quarter of 2013.

Retirement Plans. The Company matches a percentage of eligible employee contributions to our qualified 401(k) Plan. Employer matching contributions are made in cash. Discretionary matching contributions vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service. Effective January 1, 2012, the 401(k) Plan adopted a safe harbor match provision which provides that safe harbor matching contributions are 100% vested immediately. Of the Named Executive Officers, only Messrs. Hininger, Mullenger and Grande participated in the 401(k) Plan during 2012, with respect to whom the Company matched contributions in the amount of $12,500 for Mr. Hininger, $12,500 for Mr. Mullenger and $12,500 for Mr. Grande.

The Company also has a nonqualified deferred compensation plan covering our executive officers and certain key employees. Under the terms of the deferred compensation plan, participants are allowed to defer up to 50% of their annual base salary and 100% of their incentive cash bonus each plan year. The

Company, in its discretion, may make matching contributions to the plan. Currently, the Company makes matching contributions equal to 100% of amounts deferred up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. Any compensation deferred and matching contributions, if any, earn a return determined based on the return received by the Company on certain investments designated as a funding mechanism for meeting its obligations under the plan. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while the matching contributions vest in the same manner as discretionary matching contributions under the 401(k) Plan. Participants generally may make an up-front election to receive benefits accrued under the plan at any time after the end of the fifth year following the deferral or upon termination of employment, subject to certain restrictions (e.g., certain key employees, including the Named Executive Officers, are subject to a six month waiting period). Messrs. Hininger, Mullenger, Lappin, Grande, and Collins each participated in the Company’s executive nonqualified deferred compensation plan during 2012, with respect to whom the Company matched contributions in the amounts of $77,279, $34,180, $32,354, $31,162, and $27,374, respectively.

Severance and Change in Control Benefits. We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. In addition, we have sought to maintain a high level of consistency in the contractual terms applicable to all members of the executive team. The executive employment agreements and the potential costs in the event of a change in control are reviewed periodically by the Compensation Committee and the Committee stays abreast of developments and suggested best practices in compensation structure and design. In 2011, the Company undertook a comprehensive review of the provisions of the executive employment agreements (including protections provided in the event of a change in control) and entered into new or revised employment agreements with each of its executives. Based on the competitive analysis conducted by PwC in 2011 and described above, the Committee determined that the Company’s severance and change in control benefits were at the lower end of competitive norms within our peer group. For a detailed discussion of potential severance and change in control benefits, see “Potential Payments Upon Termination or Change in Control,” beginning on page 55 of this Proxy Statement.

Perquisites and Other Benefits. The Company has previously paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the Named Executive Officers who have relocated to Nashville, Tennessee in order to assume their positions with the Company, and has made tax gross up payments to such officers to cover income tax associated with the taxable portions (if any) of such payments. No such relocation and tax gross up payments were made to the Named Executive Officers during 2012. The Named Executive Officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance and life insurance. Pursuant to their employment agreements and in order to encourage community involvement, the Named Executive Officers are also eligible for reimbursement for certain civic and professional memberships that are approved in advance by the Company. The Company also pays for physicals for executive officers up to $2,000 per individual on an annual basis.

Stock Ownership Guidelines and Equity Grant Timing

Stock Ownership Guidelines. The Company’s original stock ownership guidelines were adopted by the Board of Directors during the first quarter of 2007 for the Company’s executive officers and directors and became effective on March 1, 2007. The stock ownership guidelines were amended by the Board of Directors during the first quarter of 2012 to include for the purpose of calculating stock ownership under the Guidelines the beneficial ownership of securities held by executive officers and directors, directly or indirectly, through legal entities established for estate planning purposes (subject to approval by the Compensation Committee) and to confirm inclusion of shares of restricted stock or restricted stock units where the restrictions have lapsed, but for which an election to defer receipt of the shares has been made. These amendments became effective on February 23, 2012. Other than these amendments, the guidelines remain unchanged as originally adopted. The stock ownership guidelines are designed to align the economic interests of executive officers and directors with those of shareholders, and to discourage excessive risk-taking by management and directors.

The guidelines provide that the Company’s executive officers are expected to own a fixed number of shares of common stock of the Company equal to three times such executive officer’s base salary in effect as of the Effective Date divided by the Company’s closing common stock price, as reported on the NYSE, on the Effective Date. For any individual who became an executive officer after the Effective Date, base salary and closing common stock price are determined based on such executive officer’s date of hire or promotion, as applicable. Executive officers are required to achieve these ownership levels, subject to a limited hardship exemption, five years following their date of hire or promotion, as applicable, or, in the case of persons who were executive officers at the time these guidelines were adopted, by March 1, 2012.

The guidelines also provide that the Company’s non-executive directors are expected to own a fixed number of shares of common stock of the Company equal to four times such director’s annual retainer (excluding any retainer for chairing or serving as a member of a committee) in effect as of the Effective Date divided by the Company’s closing common stock price, as reported on the NYSE, on the Effective Date. For any individual who became a non-executive director after the Effective Date, annual retainer and closing common stock price are determined based on the date of such director’s initial election or appointment to the Board. Non-executive directors are required to achieve these ownership levels, subject to a limited hardship exemption, five years following their initial election or appointment to the Board, or (in the case of directors serving on the Board at the time the guidelines were adopted) by March 1, 2012.

The following may be used in determining share ownership:

•	shares of common stock owned outright by the executive officer or non-executive director and his or her immediate family members who share the same household, whether held individually or jointly;

•	shares of restricted stock or restricted stock units where the restrictions have lapsed, even though such shares may be subject to an election made by the executive to defer receipt of the shares;

•	shares acquired upon stock option exercise;

•	shares purchased in the open market; and

•

shares held in trusts or other legal entities established for estate planning purposes with respect to which the executive officer or non-executive director retains beneficial ownership (due to complexities of these arrangements, requests to include shares held in such arrangements must be reviewed and approved by the Committee).

The guidelines were based, in part, on information provided by PwC that summarized the frequency of such programs at Fortune 500 companies and reported on the most common types of such programs. Based on such research, the Board of Directors determined that three times and four times were fair, yet challenging, multiples for share ownership and that five years was a reasonable time period during which executives and directors would be able to comply. The Committee believes that these ownership guidelines encourage executive officers and directors of the Company to act in the long-term interests of our shareholders, while discouraging excessive risk-taking.

Our guidelines and the compliance status of the Company’s Named Executive Officers as of March 18, 2013 are shown in the table below.

Name	Shares Needed to Comply with Guidelines	Current Number of Shares Held	Compliance Date
Damon T. Hininger	74,135	87,137	October 15, 2014
Todd J Mullenger	32,271	79,277	March 16, 2012
Harley G. Lappin	40,632	9,385	June 1, 2016
Anthony L. Grande	30,348	59,984	August 21, 2013
Brian D. Collins	33,035	25,034	September 4, 2014

Grant Timing Policy. To ensure that our equity compensation awards are granted appropriately, we have the following practices regarding the timing of equity compensation grants and for stock option exercise price determinations:

•

Grants of stock options and restricted stock for executive officers are typically made on the date of the Company’s February Compensation Committee meeting, after the Committee has had the opportunity to review full year results for the prior year and consider the Company’s anticipated results for the current year.

•

Each stock option that was granted in fiscal 2012 had an exercise price equal to the fair market value of the Company’s common stock at the time of grant, as determined by the closing market price on the grant date.

•

The Committee occasionally approves additional equity incentive awards in certain special circumstances, such as upon an executive officer’s initial employment with the Company, the promotion of an executive officer to a new position or in recognition of special contributions made by an executive officer. For grants to executive officers, all such grants are approved by the Committee with an effective date of grant on or after the date of such approval. If the grant date is after the date of approval, it is on a date that is specified by the Committee at the time of approval.

•	The Company strives to ensure that equity grants are made following the public release of important information such as year-end results or anticipated results for the succeeding year.

Compensation Decisions for 2013

2013 Performance Criteria. In connection with the Company’s conversion to a REIT, the Committee is evaluating the appropriate metrics by which to measure individual and corporate performance for purposes of establishing performance targets for the Company’s 2013 Cash Incentive Plan. The Committee also intends that any incentive cash compensation paid for 2013 satisfy any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Accordingly, the Committee has approved performance targets for the 2013 Cash Incentive Plan based on the achievement of positive EPS for 2013, with a maximum target bonus for the named executive officers equal to 200% of base salary. Recognizing these maximum target payouts could result in the named executive officers receiving cash incentive amounts in excess of what the Committee believes are appropriate levels, the Committee indicated to management that it may use its discretion to reduce cash incentive compensation payable to the executives for 2013 to levels below maximum target bonus amounts based on such additional factors the Committee may deem relevant to the assessment of individual or corporate performance for the 2013 performance period. Such factors may include the achievement of performance objectives consistent with the Company’s conversion to a REIT, including, for example, targets based on the Company’s funds from operations (calculated as the Company’s net income computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate) and similar financial metrics.

2013 Equity Grants. During February 2013, the Committee made awards of time-based restricted stock units to certain of its executive officers. The table below summarizes the 2013 equity incentive grants to certain of the Company’s executive officers, including the Named Executive Officers, which reflects the Committee’s determination that LTIP values for these individuals should generally be aligned with a 50/50 blend of competitive 50th and 75th percentiles for position levels within the benchmarks from the PwC market analysis (except for the General Counsel and Chief Human Resources Officer, to whom the Committee has aligned LTIP values with the 75th percentile).

Name	Number of Time-Based Vesting RSUs (1)
Damon T. Hininger	50,170
Todd J Mullenger	24,154
Harley G. Lappin	24,154
Anthony L. Grande	24,154
Brian D. Collins	19,892

(1)	The restricted stock units will vest equally in annual installments over a period of three years from the date of the award, provided that the recipient remains employed full-time by the Company or an affiliate at all times following the date of the award. The restricted stock units are subject to accelerated vesting upon certain events (death, disability or certain “change in control” events). The executives may elect to defer receipt of all or a portion of the shares upon vesting pursuant to the terms set forth in their respective award agreement and deferral election forms.

Company Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on the Company’s tax return of compensation over $1.0 million to the Chief Executive Officer or any of the other four most highly compensated executive officers serving at the end of the fiscal year unless, in general, a significant portion of the compensation paid is pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Compensation Committee’s actions with respect to Section 162(m) in 2012 were to make reasonable efforts to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Committee intends to structure time and performance based compensation awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

Joseph V. Russell, Chair John D. Correnti John R. Horne John R. Prann, Jr.

Summary Compensation Table

The following table summarizes the compensation awarded to our named executive officers with respect to the fiscal year ended December 31, 2012 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)		Bonus	Restricted Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		Change in Nonqualified Deferred Compensation Earnings ($)(4)		All Other Comp.($)(5)		Total ($)
Damon T. Hininger President and Chief Executive Officer	2012 2011 2010	$ $ $	675,231 627,693 600,000	— — —	$ $ $	882,756 882,759 825,009	$ $ $	882,751 882,745 824,998	$ $ $	189,942 1,255,386 960,000	$ $ $	16,126 8,093 4,074	$ $ $	125,629 40,122 52,306	$ $ $	2,772,435 3,696,798 3,266,387
Todd J Mullenger Executive Vice President and Chief Financial Officer	2012 2011 2010	$ $ $	325,908 303,846 290,000	— — —	$ $ $	424,992 425,006 397,203	$ $ $	425,000 424,997 397,196	$ $ $	91,678 607,692 464,000	$ $ $	69,518 33,924 14,101	$ $ $	78,559 39,583 30,948	$ $ $	1,415,655 1,835,048 1,593,448
Harley G. Lappin(6) Executive Vice President and Chief Corrections Officer	2012		$305,539	—		$424,992		$425,000		$85,948		$2,197		$41,844		$1,285,520
Anthony L. Grande Executive Vice President and Chief Development Officer	2012 2011 2010	$ $ $	305,539 283,847 270,000	— — —	$ $ $	424,992 425,006 397,203	$ $ $	425,000 424,997 397,196	$ $ $	85,948 567,694 432,000	$ $ $	10,526 5,941 3,409	$ $ $	66,895 27,554 27,563	$ $ $	1,318,900 1,735,039 1,527,371
Brian D. Collins Executive Vice President and Chief Human Resources Officer	2012 2011 2010	$ $ $	273,739 258,321 248,310	— — —	$ $ $	349,993 350,012 328,418	$ $ $	350,001 349,996 328,405	$ $ $	77,003 516,642 397,296	$ $ $	6,290 3,328 1,519	$ $ $	68,343 26,847 21,889	$ $ $	1,125,369 1,505,146 1,325,837

(1)	The amounts shown in this column represent the aggregate grant-date fair value of restricted stock/unit awards for the given year. Restricted stock and unit awards during each year vest over time and are based upon achieving EPS performance objectives that were established by the Compensation Committee each year. The values presented reflect the probability that the performance criteria for all restricted stock awards will be met resulting in 100% vesting of each award. All grants of restricted stock were made under the Company’s 2008 Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2010, 2011 and 2012, there were no forfeitures of restricted stock awards for the Named Executive Officers.
(2)	The amounts shown in this column represent the aggregate grant date fair value of option awards for the given year, calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are described in Note 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 27, 2013. All grants of options to purchase the Company’s common stock were made under the Company’s 2008 Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2010, 2011 and 2012, there were no forfeitures of option awards related to service-based vesting conditions for the Named Executive Officers.
(3)

The amounts shown in this column reflect cash incentive plan compensation earned pursuant to the Company’s 2010, 2011 and 2012 Cash Incentive Plans. The 2012 Cash Incentive Plan is discussed in further detail on page 40 under the heading “Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	The amounts shown in this column represent above-market earnings on amounts that the Named Executive Officers chose to defer pursuant to the Company’s Executive Deferred Compensation Plan, which is more fully described under the heading “Nonqualified Deferred Compensation.”
(5)	The amounts shown in this column for 2012 reflect the following:

•

Matching contributions allocated by the Company to (i) Mr. Hininger ($77,279); Mr. Mullenger ($34,180); Mr. Lappin ($32,354); Mr. Grande ($31,162); and Mr. Collins ($27,374) pursuant to the Company’s Executive Deferred Compensation Plan, and (ii) Mr. Hininger ($12,500), Mr. Mullenger ($12,500), and Mr. Grande ($12,500) pursuant to the Company’s 401(k) Savings Plan.

•	Payment by the Company of life insurance premiums on behalf of each of the Named Executive Officers.

•

Includes dividends on unvested restricted stock unit awards granted in 2010 and 2011 to: Mr. Hininger ($22,451); Mr. Mullenger ($10,810); Mr. Lappin ($4,477); Mr. Grande ($10,810); and Mr. Collins ($8,915). Dividends on restricted stock unit awards granted in 2012 are not shown in the table because those amounts were factored into the grant date fair value.

•	Payment by the Company of long-term disability premiums on behalf of: Mr. Hininger ($10,899); Mr. Mullenger ($15,390); Mr. Grande ($9,542); and Mr. Collins ($17,561).

(6)	Effective June 1, 2011, Mr. Lappin was appointed to serve as Executive Vice President and Chief Corrections Officer of the Company.

Grants of Plan-Based Awards in 2012

The following table sets forth the grants of plan-based awards that were made to the Named Executive Officers during the fiscal year ended December 31, 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Damon T. Hininger	3/16/2012				16,808	25,212	33,616				$882,756
	3/16/2012								118,490	$26.26	$882,751
	N/A	$31,668	$506,423	$1,350,462
Todd J Mullenger	3/16/2012				8,092	12,138	16,184				$424,992
	3/16/2012								57,047	$26.26	$425,000
	N/A	$15,285	$244,431	$651,816
Harley G. Lappin	3/16/2012				8,092	12,138	16,184				$424,992
	3/16/2012								57,047	$26.26	$425,000
	N/A	$14,330	$229,154	$611,078
Anthony L. Grande	3/16/2012				8,092	12,138	16,184				$424,992
	3/16/2012								57,047	$26.26	$425,000
	N/A	$14,330	$229,154	$611,078
Brian D. Collins	3/16/2012				6,664	9,996	13,328				$349,993
	3/16/2012								46,980	$26.26	$350,001
	N/A	$12,838	$205,304	$547,478

(1)	The amounts shown in these columns reflect the threshold (4.69% of base salary), target (75% of base salary) and maximum (200% of base salary) amounts that each of the Named Executive Officers could have earned for the fiscal year ended December 31, 2012 pursuant to the Company’s 2012 Cash Incentive Plan, which is discussed in further detail on page 40 under the heading “Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. The amounts actually awarded to each of the Named Executive Officers are reflected in the Summary Compensation Table.
(2)	The amounts shown in these columns reflect an incremental vesting from 50% to 100% of the award (target of 75% of the award) for restricted stock awards made to each of the Named Executive Officers during the fiscal year ended December 31, 2012 pursuant to the Company’s 2008 Plan, which is discussed in further detail beginning on page 40 under the heading “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.
(3)	The amounts in this column represent option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 2012 pursuant to the Company’s 2008 Plan. Each of the options vests one-third each year, beginning on the first anniversary of the grant date.
(4)	Each of the options has an exercise price equal to the fair market value of our common stock at the time of grant, as determined by the closing market price on the grant date.

Employment Agreements

Damon T. Hininger, Todd J Mullenger, Harley G. Lappin, Anthony L. Grande and Brian D. Collins. The Company entered into new employment agreements with Damon T. Hininger, Todd J Mullenger, and Anthony L. Grande and a First Amended and Restated Employment Agreement with Harley G. Lappin and Brian D. Collins on January 1, 2012. Each of these agreements expired on December 31, 2012 and is subject to two automatic one-year renewals unless the Company or the executive provided notice of non-renewal at least 60 days in advance of the expiration of the term. Each of these agreements provides for an annual salary, as well as customary benefits, including life and health insurance, and reimbursement for certain civic and professional memberships that are approved in advance by the Company. Compensation payable under the employment agreements is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on the executive’s personal performance and the performance of the Company.

Pursuant to each of these employment agreements, if we terminate the executive “without cause,” we are generally required to pay the executive a cash severance equal to their current base salary. Additionally, in the event of termination of employment by the Company (other than for “cause”) or resignation for “good reason” in connection with a “change in control,” the executives are entitled to receive an amount equal to 2.99 times their base salary as well as certain other benefits. These potential severance and change in control benefits are discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information concerning (1) unexercised options, (2) stock and units that have not vested and (3) equity incentive plan awards for each of the Named Executive Officers that remained outstanding as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Damon T. Hininger	5,625			$13.06	2/16/2015			71,034	$2,519,576
	14,978			$14.27	2/15/2016
	11,408			$26.53	2/16/2017
	32,425			$26.71	2/20/2018
	11,934			$28.21	8/14/2018
	67,607			$10.73	2/18/2019
	30,053			$20.43	8/13/2019
	71,989	35,995		$20.65	2/18/2020
	30,429	60,858		$24.42	2/23/2021
		118,490		$26.26	3/16/2022
Todd J Mullenger	7,836			$5.58	2/12/2013			34,200	$1,213,074
	24,600			$9.99	2/17/2014
	16,876			$13.06	2/16/2015
	19,304			$14.27	2/15/2016
	11,408			$26.53	2/16/2017
	26,344			$25.20	3/16/2017
	45,071			$26.71	2/20/2018
	67,607			$10.73	2/18/2019
	34,659	17,330		$20.65	2/18/2020
	14,650	29,300		$24.42	2/23/2021
		57,047		$26.26	3/16/2022
Harley G. Lappin	9,632	19,263		$22.15	6/1/2021			23,646	$838,724
		57,047		$26.26	3/16/2022
Anthony L. Grande	14,478			$14.27	2/15/2016			34,200	$1,213,074
	11,408			$26.53	2/16/2017
	32,425			$26.71	2/20/2018
	43,607			$10.73	2/18/2019
	34,659	17,330		$20.65	2/18/2020
	14,650	29,300		$24.42	2/23/2021
		57,047		$26.26	3/16/2022
Brian D. Collins	11,408			$26.53	2/16/2017			28,186	$999,757
	13,619			$26.71	2/20/2018
		5,107		$10.73	2/18/2019
	28,657	14,328		$20.65	2/18/2020
	12,065	24,129		$24.42	2/23/2021
		46,980		$26.26	3/16/2022

(1)

All options vest in equal one-third increments over the first three years of the 10-year option term, except for the options awarded to Mr. Mullenger prior to his appointment as Chief Financial Officer, effective March 16, 2007, for the options awarded to Messrs. Hininger and Grande prior to their promotions to

Senior Vice President, effective September 1, 2007, and for the options awarded to Mr. Collins prior to his promotion to Chief Human Resources Officer effective September 14, 2009, for which their options vest in equal one-fourth increments over the first four years of the 10-year option term.
(2)	Restricted stock and restricted stock unit awards vest over time and are based upon achieving EPS performance objectives established by the Compensation Committee (achievable in increments or in the aggregate over a three year period), with no vesting to occur below a base EPS performance level and incremental vesting from 50% to 100% of the award (target of 75% of the award) as established EPS targets are achieved. For further discussion of the vesting of restricted stock awards, see “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

Option Exercises and Stock Vested in 2012

The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2012 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Damon T. Hininger	—	—	35,608		$882,010
Todd J Mullenger	—	—	18,717	(1)	$463,620
Harley G. Lappin	—	—	3,731		$92,417
Anthony L. Grande	12,000	$195,109	18,717		$463,620
Brian D. Collins	27,342	$448,997	12,044		$298,330

(1)	Pursuant to his Restricted Stock Unit election at the time of award, Mr. Mullenger elected to defer receipt of 6,505 of the vested shares until his separation of service.

Nonqualified Deferred Compensation in 2012

The following table sets forth information concerning contributions made by the Named Executive Officers and the Company pursuant to the Company’s Executive Deferred Compensation Plan as well as aggregate individual account balances as of December 31, 2012.

Name	Executive Contributions In 2012 ($) (1)	Registrant Contributions in 2012 ($) (2)	Aggregate Earnings In 2012 ($) (3)	Aggregate Withdrawals/ Distributions In 2012 ($)	Aggregate Balance at 12/31/2012 ($) (4)
Damon T. Hininger	$89,779	$77,279	$38,040	—	$736,780
Todd J Mullenger	$759,286	$34,180	$163,983	—	$3,164,184
Harley G. Lappin	$64,708	$32,354	$5,182	—	$127,270
Anthony L. Grande	$43,662	$31,162	$24,829	—	$473,268
Brian D. Collins	$27,374	$27,374	$14,836	—	$303,625

(1)	Of the amounts shown in this column, the following amounts are included in the “Salary” column of the Summary Compensation Table for 2012: Mr. Hininger ($27,009); Mr. Mullenger ($162,954); Mr. Lappin ($30,554); Mr. Grande ($15,277); and Mr. Collins ($27,374).
(2)	Of the amounts shown in this column, the following amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table for 2012: Mr. Hininger ($77,279); Mr. Mullenger ($34,180); Mr. Lappin ($32,354); Mr. Grande ($31,162); and Mr. Collins ($27,374).

(3)	Of the amounts shown in this column, the following amounts are reported in the “Change in Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2012: Mr. Hininger ($16,126); Mr. Mullenger ($69,518); Mr. Lappin ($2,197); Mr. Grande ($10,526); and Mr. Collins ($6,290).
(4)	Of the amounts shown in this column, the following amounts were reported as compensation to the Named Executive Officer in the Company’s Summary Compensation Table for 2012, 2011 and 2010: Mr. Hininger ($120,414 for 2012, $146,186 for 2011, and $90,019 for 2010); Mr. Mullenger ($266,652 for 2012, $811,456 for 2011, and $634,391 for 2010); Mr. Lappin ($65,105 for 2012); Mr. Grande ($56,964 for 2012, $62,710 for 2011, and $17,660 for 2010); and Mr. Collins ($61,038 for 2012, $54,992 for 2011 and $47,259 for 2010).

During 2002, the Compensation Committee of the Board of Directors approved the Company’s adoption of a non-qualified deferred compensation plan for certain senior executives, including the Named Executive Officers (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan is an unfunded plan maintained for the purpose of providing participating executives with the opportunity to defer a portion of their compensation. Pursuant to the Executive Deferred Compensation Plan, participating executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their cash bonus. The Company matches 100% of contributions up to 5% of total cash compensation. The matching contribution is credited on a monthly basis, but is reduced at the end of the plan year for any matching amounts contributed to the participant’s 401(k) account. The Company also contributes a fixed rate of return on balances in the Executive Deferred Compensation Plan, determined at the beginning of each plan year. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while the matching contributions vest in the same manner as discretionary matching contributions under the 401(k) Plan. Distributions to senior executives are generally payable no earlier than five years subsequent to the date an executive becomes a participant in the Plan, or upon termination of employment, at the election of the participant, but not later than the 15th day of the month following the month the individual attains age 65.

During 2012, the Company provided a fixed return of 5.8% to participants in the Executive Deferred Compensation Plan. The Company has purchased life insurance policies on the lives of certain participating executives, including each of the Named Executive Officers, which are intended to fund distributions from the Executive Deferred Compensation Plan. The Company is the sole beneficiary of such policies. At the inception of the Executive Deferred Compensation Plan, the Company established an irrevocable Rabbi Trust to secure the plan’s obligations. However, assets in the Executive Deferred Compensation Plan are subject to creditor claims in the event of bankruptcy.

Potential Payments Upon Termination or Change in Control

The discussion and tables below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts assume that such termination was effective as of December 31, 2012, and thus include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Voluntary or For Cause Termination. In the event that a Named Executive Officer voluntarily terminates his employment with the Company or is terminated for “cause,” he would be entitled to receive any earned but unpaid base salary as well as amounts contributed and earned pursuant to the terms of the Executive Deferred Compensation Plan. As is generally the case with other salaried employees, the Named Executive Officer may also choose to elect COBRA continuation health care coverage. However, the Named Executive Officer is solely responsible for the payment of any associated premiums.

Payments Made Upon Retirement. In the event of retirement (generally after attaining age 62), a Named Executive Officer would generally be entitled to receive those benefits described above. In addition, their vested options would become non-forfeitable for the remaining stated term of the option agreement (as opposed to a voluntary or for cause termination in which case the Named Executive Officer will generally only have three months following termination to exercise their vested options). As is the case with voluntary or for cause terminations, unvested options and unvested shares of restricted stock are generally forfeited upon termination.

Payments Made Upon Death or Disability. In the event of the death or disability of the Named Executive Officer, in addition to the benefits listed under the heading “Payments Made Upon Voluntary or For Cause Termination” above, the Named Executive Officer (or the Named Executive Officer’s estate or a person who acquired rights by bequest or inheritance or otherwise by reason of the death or disability of the Named Executive Officer) will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan (the same plans in which the Company’s other salaried employees, in general, are permitted to participate), as applicable.

In the event of the death or disability of a Named Executive Officer (1) all of such Named Executive Officer’s restricted stock will become immediately vested and non-forfeitable and (2) all of such Named Executive Officer’s unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and the Named Executive Officer (or his estate or other persons who have acquired their rights to exercise by bequest or inheritance or otherwise by reason of death or disability) will be able to exercise his options until the expiration of their stated term, as set forth in the applicable award agreements.

Payments Made Upon a Termination Without Cause. In addition to the benefits listed under the heading “Payments Made Upon Voluntary or For Cause Termination,” each of the effective employment agreements with our Named Executive Officers generally provides for severance payments (including accrued obligations under our benefit plans) where the executive is terminated without “cause.” The definition of “cause” includes, among other things, the conviction of certain felonies or criminal acts, willful and material wrongdoing (including dishonesty or fraud) and breaches of material obligations of the executive, including obligations pursuant to non-competition and confidentiality provisions set forth in each of the employment agreements.

In accordance with the effective employment agreements with our NEOs, if we terminate the employment of the executive “without cause” we generally are required to pay a cash severance amount equal to the executive’s annual base salary then in effect, payable in installments in accordance with the terms of the agreements.

Payments Made in Connection with a Change in Control. Apart from the right to receive severance payments under the circumstances discussed above, each of our Named Executive Officer’s employment agreements also provides the Named Executive Officer with the right to receive certain payments and enhanced benefits in the event the executive’s employment with the Company is terminated by the Company (other than for “cause”) or by the executive for “good reason” (which requires a material reduction in the executive’s duties, powers, compensation or authority) in connection with a “change in control” of the Company. Pursuant to each of our effective employment agreements with our NEOs, in the event of a termination by the Company (other than for “cause”) or, subject to certain procedural requirements, by the executive for “good reason” upon or within one-hundred eighty (180) days of a change in control, the executive will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, and the executive will continue to be covered under existing life, medical, disability and health insurance plans for a period of one year. All severance payments are made up front promptly after the time of termination in a lump sum payment in order to make a clean separation from, and avoid continued entanglement with, the executive.

Our effective employment agreements with our NEOs generally provide that “change in control termination” means the occurrence of any of the following events:

•	the executive’s employment with the Company is terminated without Cause within one-hundred eighty (180) days following a Change in Control; and

•

the executive terminates employment with the Company due to a material reduction in the duties, powers or authority of the executive as an officer or employee of the Company (a “Good Reason Event”), which Good Reason Event occurs within one-hundred eighty (180) days following a Change in Control. A termination under these circumstances shall be due to a Good Reason Event only if (A) the executive notifies the Company of the existence of the condition that otherwise constitutes a Good Reason Event within forty-five (45) days of the initial existence of the condition, (B) the Company fails to remedy the condition within thirty (30) days following it’s receipt of executive’s notice of the Good Reason Event (the “Cure Period”) and (C) if the Company fails to remedy the Good Reason Event during the Cure Period, the executive terminates employment with the Company due to the condition within thirty (30) days of the expiration of the Cure Period.

The definition of “Change in Control” shall mean:

•	a “change in the ownership of the Company”;

•	a “change in the effective control of the Company”; or

•	a “change in the ownership of a substantial portion of the assets of the Company,”

as such terms are defined in Section 1.409A-3(i)(5) of the Internal Revenue Treasury Regulations.

In addition, under our Amended and Restated 2000 Stock Incentive Plan and Amended and Restated 2008 Stock Incentive Plan, the vesting of all or a portion of an option, stock appreciation right or restricted stock award will be accelerated upon a “change in control,” as defined in the plans. Our Amended and Restated 1997 Employee Share Incentive Plan (pursuant to which certain options remain outstanding, but no further options are being granted) provides that upon a “change in control” or “potential change in control,” as defined in the plan, the value of all outstanding share options granted under the plan, to the extent vested, will be cashed out on the basis of a “change in control price,” which is generally based on the highest price paid per share of common stock on the NYSE at any time during a 60-day period prior to the occurrence of the “change in control” event.

Damon T. Hininger

The following table shows the potential payments upon termination or a change in control of the Company for Damon T. Hininger, the Company’s Chief Executive Officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012	Retirement on 12/31/2012	Involuntary Termination Without Cause or Termination for Good Reason on 12/31/2012		For Cause Termination on 12/31/2012	Termination upon a Change in Control on 12/31/2012		Disability on 12/31/2012	Death on 12/31/2012
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan	—	—	—		—	—		—	—
Accelerated Vesting of Options (1)	—	—	—		—	$2,297,219		$2,297,219	$2,297,219
Accelerated Vesting of Restricted Stock (1)	—	—	—		—	$2,562,196		$2,562,196	$2,562,196
Cash Severance	—	—	$693,000	(2)	—	$2,072,070	(3)	—	—
Continuation of Insurance Benefits (4)	—	—	—		—	$26,937		—	—
Excise Tax & Gross-Up	—	—	—		—	$2,071,971		—	—
Total:	—	—	$693,000		—	$9,030,393		$4,859,415	$4,859,415

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2012 ($35.47 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. Accelerated vesting of restricted stock amounts are calculated using the closing market price on December 31, 2012, and such amounts include $42,620 for the dividend equivalent rights which will vest on an accelerated basis.
(2)	Amount equal to one times current base salary, which, from December 31, 2012 through March 18, 2013, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2012, and on March 18, 2013, the remainder of the severance amount would have been paid out in a lump sum.
(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.
(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2012 and the premiums in effect on such date.

Todd J Mullenger

The following table shows the potential payments upon termination or a change in control of the Company for Todd J Mullenger, the Company’s Executive Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012	Retirement on 12/31/2012	Involuntary Termination Without Cause on 12/31/2012		For Cause Termination on 12/31/2012	Termination upon a Change in Control on 12/31/2012		Disability on 12/31/2012	Death on 12/31/2012
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan	—	—	—		—	—		—	—
Accelerated Vesting of Options (1)	—	—	—		—	$1,105,998		$1,105,998	$1,105,998
Accelerated Vesting of Restricted Stock (1)	—	—	—		—	$1,233,594		$1,233,594	$1,233,594
Cash Severance	—	—	$332,800	(2)	—	$995,072	(3)	—	—
Continuation of Insurance Benefits (4)	—	—	—		—	$34,984		—	—
Excise Tax & Gross-Up	—	—	—		—	$1,089,142		—	—
Total:	—	—	$332,800		—	$4,458,790		$2,339,592	$2,339,592

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2012 ($35.47 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. Accelerated vesting of restricted stock amounts are calculated using the closing market price on December 31, 2012, and such amounts include $20,520 for the dividend equivalent rights which will vest on an accelerated basis.
(2)	Amount equal to one times current base salary, which, from December 31, 2012 through March 18, 2013, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2012, and on March 18, 2013, the remainder of the severance amount would have been paid out in a lump sum.
(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.
(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2012 and the premiums in effect on such date.

Harley G. Lappin

The following table shows the potential payments upon termination or a change in control of the Company for Harley G. Lappin, the Company’s Executive Vice President and Chief Corrections Officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012	Retirement on 12/31/2012	Involuntary Termination Without Cause on 12/31/2012		For Cause Termination on 12/31/2012	Termination upon a Change in Control on 12/31/2012		Disability on 12/31/2012	Death on 12/31/2012
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan	—	—	—		—	—		—	—
Accelerated Vesting of Options (1)	—	—	—		—	$781,986		$781,986	$781,986
Accelerated Vesting of Restricted Stock (1)	—	—	—		—	$852,912		$852,912	$852,912
Cash Severance	—	—	$312,000	(2)	—	$932,880	(3)	—	—
Continuation of Insurance Benefits (4)	—	—	—		—	$10,617		—	—
Excise Tax & Gross-Up	—	—	—		—	$933,185		—	—
Total:	—	—	$312,000		—	$3,511,580		$1,634,898	$1,634,898

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2012 ($35.47 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. Accelerated vesting of restricted stock amounts are calculated using the closing market price on December 31, 2012, and such amounts include $14,188 for the dividend equivalent rights which will vest on an accelerated basis.
(2)	Amount equal to one times current base salary, which, from December 31, 2012 through March 18, 2013, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2012, and on March 18, 2013, the remainder of the severance amount would have been paid out in a lump sum.
(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.
(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2012 and the premiums in effect on such date.

Anthony L. Grande

The following table shows the potential payments upon termination or a change in control of the Company for Anthony L. Grande, the Company’s Executive Vice President and Chief Development Officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012	Retirement on 12/31/2012	Involuntary Termination Without Cause on 12/31/2012		For Cause Termination on 12/31/2012	Termination upon a Change in Control on 12/31/2012		Disability on 12/31/2012	Death on 12/31/2012
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan	—	—	—		—	—		—	—
Accelerated Vesting of Options (1)	—	—	—		—	$1,105,998		$1,105,998	$1,105,998
Accelerated Vesting of Restricted Stock (1)	—	—	—		—	$1,233,594		$1,233,594	$1,233,594
Cash Severance	—	—	$312,000	(2)	—	$932,880	(3)	—	—
Continuation of Insurance Benefits (4)	—	—	—		—	$25,715		—	—
Excise Tax & Gross-Up	—	—	—		—	—		—	—
Total:	—	—	$312,000		—	$3,298,187		$2,339,592	$2,339,592

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the Executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2012 ($35.47 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. Accelerated vesting of restricted stock amounts are calculated using the closing market price on December 31, 2012, and such amounts include $20,520 for the dividend equivalent rights which will vest on an accelerated basis.
(2)	Amount equal to one times current base salary, which, from December 31, 2012 through March 18, 2013, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2012, and on March 18, 2013, the remainder of the severance amount would have been paid out in a lump sum.
(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.
(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2012 and the premiums in effect on such date.

Brian D. Collins

The following table shows the potential payments upon termination or a change in control of the Company for Brian D. Collins, the Company’s Executive Vice President and Chief Human Resources Officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2012	Retirement on 12/31/2012	Involuntary Termination Without Cause on 12/31/2012		For Cause Termination on 12/31/2012	Termination upon a Change in Control on 12/31/2012		Disability on 12/31/2012	Death on 12/31/2012
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan	—	—	—		—	—		—	—
Accelerated Vesting of Options (1)	—	—	—		—	$1,037,999		$1,037,999	$1,037,999
Accelerated Vesting of Restricted Stock (1)	—	—	—		—	$1,016,669		$1,016,669	$1,016,669
Cash Severance	—	—	$278,100	(2)	—	$831,519	(3)	—	—
Continuation of Insurance Benefits (4)	—	—	—		—	$42,996		—	—
Excise Tax & Gross-Up	—	—	—		—	$823,990		—	—
Total:	—	—	$278,100		—	$3,753,173		$2,054,668	$2,054,668

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the Executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2012 ($35.47 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. Accelerated vesting of restricted stock amounts are calculated using the closing market price on December 31, 2012, and such amounts include $16,912 for the dividend equivalent rights which will vest on an accelerated basis.
(2)	Amount equal to one times current base salary, which, from December 31, 2012 through March 18, 2013, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2012, and on March 18, 2013, the remainder of the severance amount would have been paid out in a lump sum.
(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 40 days of the termination date.
(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2012 and the premiums in effect on such date.

Director Compensation in 2012

The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2012 to each of the Company’s directors except Damon T. Hininger, whose compensation is reflected in the Summary Compensation Table:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation	Change in Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)		Total ($)
Donna M. Alvarado	$82,950	$49,999	$49,997	—	—	—		$182,946
John D. Correnti	$80,750	$49,999	$49,997	—	$1,440	—		$182,186
Dennis W. DeConcini	$75,300	$49,999	$49,997	—	$3,359	—		$178,655
John D. Ferguson	—	—	—	—	$68,950	$775,182	(5)	$844,132
John R. Horne	$82,950	$49,999	$49,997	—	—	—		$182,946
C. Michael Jacobi	$94,250	$49,999	$49,997	—	$4,928	—		$199,174
Thurgood Marshall, Jr.	$78,550	$49,999	$49,997	—	—	—		$178,546
Anne L. Mariucci	$73,050	$49,999	$49,997	—	—	—		$173,046
Charles L. Overby	$99,100	$49,999	$49,997	—	—	—		$199,096
John R. Prann, Jr.	$82,950	$49,999	$49,997	—	$826	—		$183,772
Joseph V. Russell	$100,100	$49,999	$49,997	—	$23,652	—		$223,748
William F. Andrews	—	—	—	—	—	$166,309	(6)	$166,309
Henri L. Wedell (7)	$82,950	$49,999	$49,997	—	—	—		$182,946

(1)	Pursuant to the Company’s Non-Employee Directors’ Compensation Plan, Mr. Horne chose to receive 864 shares of the Company’s common stock in lieu of receiving a portion of his annual Board retainer.
(2)	The amounts shown in this column represent the aggregate grant-date fair value of restricted stock unit awards for the given year. These restricted stock unit awards vest on April 30, 2013. All grants of restricted stock units were made under the Company’s 2008 Plan and are subject to individual award agreements, the forms of which were previously filed with the SEC. During 2012, Mr. Wedell forfeited 556 restricted stock units upon his resignation from the Board on December 31, 2012.
(3)	The amounts shown in this column represent the aggregate grant-date fair value of option awards, calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are described in Note 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2012, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 27, 2013. All grants of options to purchase the Company’s common stock were made under the Company’s 2008 Plan, and are subject to individual award agreements, the form of which was previously filed with the SEC. As of December 31, 2012, the aggregate number of option awards outstanding for each of the Company’s non-employee directors was as follows: Ms. Alvarado (92,948); Mr. Correnti (110,648); Mr. DeConcini (40,189); Mr. Horne (110,648); Mr. Jacobi (110,648); Ms. Mariucci (9,318); Mr. Marshall (110,648); Mr. Overby (74,648); Mr. Prann (98,648); Mr. Wedell (55,937); and Mr. Russell (49,189). The exercise prices for these options range from $7.13 to $30.37.
(4)	The amounts shown in this column represent above-market earnings on amounts that the Director chose to defer pursuant to the Non-Employee Directors’ Deferred Compensation Plan, which is more fully described below.
(5)	Amount reflects total employee compensation Mr. Ferguson received during 2012, which consists of the following: salary ($539,999); cash incentive plan ($151,902); Company matching contributions pursuant to the Company’s Executive Deferred Compensation Plan ($81,000); and life insurance benefits ($2,281). Mr. Ferguson did not receive any separate director compensation during 2012.

(6)	Amount reflects total employee compensation Mr. Andrews received during 2012, which consists of the following: salary ($160,684); Company matching contributions to the 401k Plan ($4,944); and life insurance benefits ($681). Mr. Andrews did not receive any separate director compensation during 2012.
(7)	Henri L. Wedell notified the Company of his intent to retire from the Board effective December 31, 2012. On February 21, 2013 Robert J. Dennis was appointed to the Board of Directors to fill the vacancy created by Mr. Wedell’s retirement.

Non-employee directors (i.e., all directors other than Mr. Andrews, Mr. Hininger and Mr. Ferguson) are compensated pursuant to our Non-Employee Directors’ Compensation Plan and 2008 Stock Plan, which provide for the following:

•	Annual equity grants;

•	Annual retainers; and

•	Board and committee meeting fees.

Non-employee directors may elect to receive all or a portion of their retainers in the form of common stock rather than cash. Non-employee directors may also defer all or a portion of their retainer and meeting fees pursuant to our Non-Employee Directors’ Deferred Compensation Plan. In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings, as well as director education programs.

The retainers and meeting fees paid to our non-employee directors are as follows:

	Current	Previous
Retainers and Fees	(2013)	(2012)
Board retainer	$53,500	$53,500
Board meeting fee	$3,250	$3,250
Audit chair retainer	$11,000	$11,000
Audit member retainer	$2,200	$2,200
Compensation, Nominating and Governance chair retainer	$5,350	$5,350
Committee chair meeting fee (excluding Executive)	$2,700	$2,700
Non-chair committee meeting fee	$2,200	$2,200

In 2012, total retainers and meeting fees paid to non-employee directors ranged from $73,050 to $100,100. In addition to cash compensation, on March 16, 2012, options to purchase 6,711 shares of the Company’s common stock and 1,904 restricted stock units were granted to each of the Company’s non-employee directors. The options have an exercise price equal to the fair market value of the stock on the grant date and vest on April 30, 2013. The restricted stock units vest on April 30, 2013. The option award had a Black-Scholes value of $49,997 ($7.45 per share) on the grant date. The restricted stock units had a value of $49,999 ($26.26 per share).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Common Stock

The following table contains information regarding the beneficial ownership of our common stock as of March 18, 2013 by our directors and executive officers individually and as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Shares Acquirable Within 60 Days (2)	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (3)
John D. Ferguson	187,758		0	187,758	*
Damon T. Hininger	87,137		382,369	469,506	*
Donna M. Alvarado	10,707		92,948	103,655	*
William F. Andrews	155,448		34,118	189,566	*
John D. Correnti	47,531		62,648	110,179	*
Dennis W. DeConcini	19,480		11,579	31,059	*
John R. Horne	59,568		49,189	108,757	*
C. Michael Jacobi	21,106		110,648	131,754	*
Thurgood Marshall, Jr.	14,113		110,648	124,761	*
Charles L. Overby	13,860		74,648	88,508	*
John R. Prann, Jr.	19,564		74,648	94,212	*
Joseph V. Russell	170,237		49,189	219,426	*
Robert J. Dennis	4,000		0	4,000	*
Anthony L. Grande	59,984		187,223	247,207	*
Todd J Mullenger	79,277	(4)	311,515	390,792	*
Steven E. Groom	30,137		15,660	45,797	*
Brian D. Collins	25,034		82,908	107,942	*
Harley G. Lappin	9,385		28,648	38,033	*
Anne L. Mariucci	986		9,318	10,304	*
All directors and executive officers as a group 19 persons)	1,015,312		1,687,904	2,703,216	2.64%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Except as set forth below, each person in the table has sole voting and investment power over the shares listed:

•

Mr. Ferguson – Includes (i) 3,441 shares held in our 401(k) Plan; (ii) 85,000 shares held by Calco Investments, LLC; (iii) 85,000 held by Ferguson Financial, LLC; and (iv) 1,052 shares held by the Ferguson Family Trust.

•	Mr. Marshall – Includes 2,000 shares held in SEP IRA.

•	Mr. Overby – Includes 12,900 shares held in an IRA.

(2)	Reflects the number of shares that could be purchased upon exercise of stock options at March 18, 2013 or within 60 days thereafter.
(3)	The percentages in this column are based on 100,856,884 shares outstanding as of March 18, 2013. In addition, pursuant to SEC rules, shares of the Company’s common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(4)	Includes 19,515 shares of deferred stock representing the right to acquire shares of issuer common stock upon separation of employment.

The following table sets forth certain information with respect to the beneficial ownership of our voting securities as of March 18, 2013 by each person who is known by CCA to own beneficially more than 5% of any class of outstanding voting securities of CCA:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock Beneficially Owned(1)
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	5,383,733	5.34%
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvem, PA 19355	12,397,823	12.29%
FMR LLC(4) 82 Devonshire Street Boston, MA 02109	5,092,363	5.05%

(1)	The percentages in this column are based on 100,856,884 shares outstanding as of March 18, 2013. In addition, pursuant to SEC rules, shares of the Company’s common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.
(2)	Based on the Schedule 13G filed with the SEC on January 30, 2013.
(3)	Based on the Schedule 13G/A filed with the SEC on March 8, 2013.
(4)	Based on the Schedule 13G filed with the SEC on February 14, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and other information, all Section 16(a) filing requirements were satisfied by our executive officers and directors in 2012 except that one (1) Form 4 filing, with respect to an option exercise and sale by Brian D. Collins on December 17, 2012 that was filed on January 4, 2013.

ANNEX A

ARTICLES OF AMENDMENT AND RESTATEMENT OF

CORRECTIONS CORPORATION OF AMERICA

ARTICLE I.

NAME

The name of this corporation shall be Corrections Corporation of America (the “Corporation”).

ARTICLE II.

PURPOSE

The purpose for which this Corporation is formed is to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the Maryland General Corporation Law as now or hereinafter in force. The Corporation also shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law that are appropriate to promote and attain its purpose.

ARTICLE III.

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation (the “Principal Office”) is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, and the address of the resident agent is 351 West Camden Street, Baltimore, Maryland 21201.

ARTICLE IV.

DIRECTORS

A. General Powers. The business and affairs of the Corporation shall be managed by its Board of Directors and, except as otherwise expressly provided by law, the bylaws of the Corporation or the charter, all of the powers of the Corporation shall be vested in the Board of Directors. The charter shall be construed with the presumption in favor of the grant of power and authority to the directors.

B. Number of Directors. The Board of Directors shall consist of such number of directors as shall be determined from time to time by resolution of the Board of Directors in accordance with the Bylaws of the Corporation, except as otherwise required by the charter; provided that the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. A director need not be a stockholder of the Corporation.

C. Effect of Increase or Decrease in Directors. In the event of any increase or decrease in the number of directors pursuant to the first sentence of Paragraph B above, each director then serving shall nevertheless continue as a director until the expiration of his term and until his successor is duly elected and qualified or his prior death, retirement, resignation or removal.

D. Service of Directors. Notwithstanding the provisions of this Article IV, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal.

E. Removal of Directors. Subject to the rights, if any, of any class or series of stock to elect directors and to remove any director whom the holders of any such stock have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the votes represented by the shares then entitled to vote in the election of such director. At least thirty (30) days prior to any meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal shall be sent to the director whose removal will be considered at the meeting.

F. Directors Elected by Holders of Preferred Stock. During any period when the holders of any series of Preferred Stock (as defined in Article V hereof) have the right to elect additional directors, as provided for or fixed pursuant to the provisions of Article V hereof, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total and authorized number of directors of the Corporation shall automatically be increased by the number of such additional directors, and such holders of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal.

ARTICLE V.

CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000), of which Three Hundred Million (300,000,000) shares are of a class denominated common stock, $0.01 par value per share (the “Common Stock”), and Fifty Million (50,000,000) shares of a class denominated preferred stock, $0.01 par value per share (the “Preferred Stock”). The aggregate par value of all shares of all classes is $3,500,000.

The Board of Directors may authorize the issuance by the Corporation from time to time of shares of any class of stock of the Corporation or securities convertible or exercisable into shares of stock of any class or classes for such consideration as the Board of Directors determines, or, if issued as a result of a stock dividend or stock split, without any consideration, and all stock so issued will be fully paid and non-assessable by the Corporation. The Board of Directors may create and issue rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities or property. The Board of Directors may classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

Notwithstanding any provision to the contrary contained herein, if the Board of Directors authorizes a dividend payable to the owners of shares of stock in a particular class or series, each outstanding share of stock of such class or series shall be entitled to receive, and shall receive, a dividend with respect to any dividend record date with respect to such class or series equal to the dividend paid with respect to each other share of stock in such class or series which is outstanding on such dividend record date. In addition, no dividend shall be paid with respect to the shares of stock of any class or series in preference to dividends with respect to any other class or series, except in accordance with the preferences set forth in the charter.

The Corporation reserves the right to make any amendment to the charter of the Corporation, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter of the Corporation, of any outstanding shares of stock.

Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

The following is a description of each of the classes of stock of the Corporation and a statement of the powers, preferences and rights of such stock, and the qualifications, limitations and restrictions thereof:

A. Common Stock.

1. Voting Rights. Each holder of Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the stockholders of the Corporation.

Notwithstanding the foregoing, (i) holders of Common Stock shall not be entitled to vote on any proposal to amend provisions of the charter of the Corporation setting forth the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, or terms or conditions of redemption of a class or series of Preferred Stock if the proposed amendment would not alter the contract rights of the Common Stock, and (ii) holders of Common Stock shall not be entitled to notice of any meeting of stockholders at which the only matters to be considered are those as to which such holders have no vote by virtue of this Article V, Paragraph A.1.

2. Dividends and Rights Upon Liquidation. After the provisions with respect to preferential dividends of any series of Preferred Stock, if any, shall have been satisfied, and subject to any other conditions that may be fixed in accordance with the provisions of this Article V, then, and not otherwise, all Common Stock will participate equally in dividends payable to holders of shares of Common Stock when and as declared by the Board of Directors at their discretion out of funds legally available therefor. In the event of voluntary or involuntary dissolution or liquidation of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Stock, the holders of Common Stock shall, subject to the additional rights, if any, of the holders of Preferred Stock fixed in accordance with the provisions of this Article V, be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders.

B. Preferred Stock.

1. Authorization and Issuance. The Preferred Stock may be issued from time to time upon authorization by the Board of Directors of the Corporation, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors, except as otherwise set forth in the charter.

2. Voting Rights. The holders of Preferred Stock shall have no voting rights and shall have no rights to receive notice of any meetings, except as required by law, as expressly provided for in the charter, or as expressly provided in the resolution establishing any series thereof.

ARTICLE VI.

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

A. Definitions. For the purpose of this Article VI, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean not more than 9.8% in value of the aggregate of the outstanding shares of Capital Stock, subject to adjustment from time to time by the Board of Directors in accordance with Article VI, Paragraph B.8, excluding any such outstanding Capital Stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed outstanding. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Article VI, Paragraph C.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive, and subject to adjustment from time to time by the Board of Directors in accordance with Article VI, Paragraph B.8) of the aggregate of the outstanding shares of Common Stock of the Corporation, excluding any such outstanding Common Stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The number and value of shares of outstanding Common Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean (i) any Person that holds, as of the Initial Date, Beneficial Ownership or Constructive Ownership of shares of Capital Stock in excess of the Aggregate Stock Ownership Limit; provided, however, that, notwithstanding the foregoing, no Individual that holds, as of the Initial Date, Beneficial Ownership or Constructive Ownership of shares of Capital Stock in excess of the Aggregate Stock Ownership Limit will be an Excepted Holder pursuant to this clause (i), and (ii) a stockholder of the Corporation for whom an Excepted Holder Limit is created by the charter or by the Board of Directors pursuant to Article VI, Paragraph B.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean for each Excepted Holder, the percentage limit established by the Board of Directors pursuant to Article VI, Paragraph B.7, which limit may be expressed, in the discretion of the Board of Directors, as one or more percentages and/or numbers of shares of Capital Stock, and may apply with respect to one or more classes of Capital Stock or to all classes of Capital Stock in the aggregate, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors pursuant to Article VI, Paragraph B.7 and subject to adjustment pursuant to Article VI, Paragraph B.8.

Individual. The term “Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

Initial Date. The term “Initial Date” means the earlier of (i) the date on which these Articles of Amendment and Restatement are accepted for record by the State Department of Assessments and Taxation of the State of Maryland or (ii) such other date as determined by the Board of Directors in its sole and absolute discretion.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported on the principal Stock Exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any Stock Exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

Person. The term “Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company, government, government subdivision, agency or instrumentality or other entity and also includes a group as that term is used for purposes of Rule 13d-5(6) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Article VI, Paragraph B.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Article VI, Paragraph H that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Stock Exchange. The term “Stock Exchange” shall mean any national securities exchange or automated inter-dealer quotation system.

Tenant. The term “Tenant” shall mean a person (including a governmental entity) which makes payments to the Corporation or any subsidiary thereof in exchange for the use of, or the right to use, property of the Corporation or such subsidiary, and for any services related to the use of such property.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned or Constructively Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Article VI, Paragraph C.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

B. Capital Stock.

1. Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Article VI, Paragraph D:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock or Common Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of shares of Capital Stock could result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that could result in the Corporation Constructively Owning an interest in a Tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such Tenant, taking into account any other income of the Corporation that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any of such gross income requirements).

(iii) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Without limitation of the application of any other provision of this Article VI, it is expressly intended that the restrictions on ownership and Transfer described in this Article VI, Paragraph B.1 shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for shares of Capital Stock of the Corporation.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of any Stock Exchange) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Article VI, Paragraph B.1(a)(i) or (ii),

(i) then that number of shares of the Capital Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Article VI, Paragraph B.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Article VI, Paragraph C, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Article VI, Paragraph B.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Article VI, Paragraph B.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Article VI, Paragraphs B.1(b) and C hereof, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except as provided in Article VI, Paragraph B.6) and, to the extent not inconsistent therewith, on a pro rata basis.

(iv) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Article VI, Paragraph B.1(b), a violation of any provision of Article VI, Paragraph B.1(a) would nonetheless be continuing, then shares of Capital Stock shall be transferred to that number of Trusts, each having a Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Article VI, Paragraph B.1(a) hereof.

2. Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Article VI, Paragraph B.1 or that a Person intends or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Article VI, Paragraph B.1 (whether or not such violation is intended), the Board of Directors or a committee thereof may take such action as it deems advisable, in its sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Article VI, Paragraph B.1 shall automatically result in the transfer to the Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

3. Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Article VI, Paragraph B.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Article VI, Paragraph B.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

4. Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of each class or series of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

(b) each Person who is a Beneficial or Constructive Owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Beneficial or Constructive Owner shall, on demand, provide to the Corporation such information as the Corporation may request in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

5. Remedies Not Limited. Subject to Article VI, Paragraph G of the charter, nothing contained in this Article VI, Paragraph B shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

6. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI, including Article VI, Paragraphs B, C, or any definition contained in Article VI, Paragraph A or any defined term used in this Article VI but defined elsewhere in the charter, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it. In the event Article VI, Paragraphs B or C require an action by the Board of Directors and the charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article VI, Paragraphs A, B or C.

7. Exceptions.

(a) Subject to Article VI, Paragraph B.1(a)(ii), the Board of Directors,in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, as the case may be, or may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors determines, based on such representations and undertakings from such Person as it may request, that such exemption will not cause or permit any Individual’s Beneficial Ownership of shares of Capital Stock to violate the Aggregate Stock Ownership Limit; and

(ii) the Board of Directors determines, based on such representations and undertakings as it may request, that such Person does not and will not Constructively Own an interest in a Tenant of the Corporation (or a Tenant of any entity directly or indirectly owned, in whole or in part, by the Corporation) that would cause the Corporation to Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such Tenant (for this purpose, in the Board of Director’s sole and absolute discretion, a Tenant from whom the Corporation (or an entity directly or indirectly owned, in whole or in part, by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, the revenue from such Tenant, if nonqualifying income to the Corporation under Section 856(c) of the Code, would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a Tenant of the Corporation).

(b) Prior to granting any exception pursuant to Article VI, Paragraph B.7(a), the Board of Directors may require a ruling from the United States Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Article VI, Paragraph B.1(a)(ii), an underwriter, placement agent or initial purchaser which participates in a public offering, private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Common Stock Ownership Limit, the Aggregate Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or immediate resale.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, as applicable.

8. Increase or Decrease in Common Stock Ownership or Aggregate Stock Ownership Limits. Subject to Article VI, Paragraph B.1(a)(ii) and the rest of this Article VI, Paragraph B.8, the Board of Directors may, in its sole and absolute discretion, from time to time increase or decrease the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit for one or more Persons; provided, however, that a decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit will not be effective for any Person who Beneficially Owns or Constructively Owns, as applicable, shares of Capital Stock in excess of such decreased Common Stock Ownership Limit or Aggregate Stock Ownership Limit at the time such limit is decreased, until such time as such Person’s Beneficial Ownership or Constructive Ownership of shares of Capital Stock, as applicable, equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of shares of Capital Stock or increased Beneficial Ownership or Constructive Ownership of shares of Capital Stock will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit and, provided further, that the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding Capital Stock.

9. Legend. Each certificate issued by the Corporation after the Initial Date representing shares of Capital Stock, if any, shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that could result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or may cause a

Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice. If any of the restrictions on transfer or ownership set forth in (i) through (iii) above are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

Instead of the foregoing legend, a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

10. Transition Relief. If a Person is an Excepted Holder as a result of clause (i) of the definition thereof, then (i) such Person’s status as an Excepted Holder shall automatically terminate at such time as such Person’s Beneficial Ownership and Constructive Ownership of shares of Capital Stock equals or falls below the Common Stock Ownership Limit and Aggregate Stock Ownership Limit then in effect, and (ii) during the period such Person is an Excepted Holder, any further acquisition of shares of Capital Stock or increased Beneficial Ownership or Constructive Ownership of shares of Capital Stock will be in violation of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit and subject to the remedies set forth herein.

C. Transfer of Capital Stock in Trust.

1. Ownership in Trust. Upon any purported Transfer or other event described in Article VI, Paragraph B.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Article VI, Paragraph B.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Article VI, Paragraph C.6.

2. Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Capital Stock.

3. Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

4. Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person or persons, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Article VI, Paragraph B.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Article VI, Paragraph C.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Paragraph C.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Article VI, Paragraph C.4, such excess shall be paid to the Trustee upon demand.

5. Purchase Right in Capital Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise, gift or other transaction, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Paragraph C.3 of this Article VI. The Corporation shall pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Article VI, Paragraph C.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

6. Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Article VI, Paragraph B.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Article VI, Paragraph B.1(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

D. Stock Exchange Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of any applicable Stock Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

E. Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

F. Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

G. Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

H. REIT Qualification. If the Corporation elects to qualify as a REIT for U.S. federal income tax purposes, the Board of Directors shall use its reasonable best efforts to take such actions as it determines are necessary or appropriate to preserve the qualification of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may authorize the Corporation to revoke or otherwise terminate its REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with one or more of the restrictions or limitations on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

ARTICLE VII.

LIMITATION ON PERSONAL LIABILITY AND INDEMNIFICATION

OF DIRECTORS AND OFFICERS.

To the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors or officers of corporations, no person who at any time was or is a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this provision, nor the adoption or amendment of any other provision of the charter or the bylaws of the Corporation inconsistent with this provision, shall limit or eliminate in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

CORRECTIONS CORPORATION OF AMERICA ATTN: CORPORATE SECRETARY 10 BURTON HILLS BLVD. NASHVILLE, TN 37215 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M58171-P35266 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. CORRECTIONS CORPORATION OF AMERICA The Board of Directors recommends you vote FOR the election of the following nominees: 1. Election of Directors For Against Abstain Nominees: 1a. John D. Ferguson ! !! 1b. Damon T. Hininger ! !! 1c. Donna M. Alvarado ! !! 1d. William F. Andrews ! !! 1e. John D. Correnti ! !! 1f. Dennis W. DeConcini ! !! 1g. Robert J. Dennis ! !! 1h. John R. Horne ! !! 1i. C. Michael Jacobi ! !! For address changes and/or comments, please check this box and write them on ! the back where indicated. Please indicate if you plan to attend this meeting. ! ! Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ? duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of? cer. Signature [PLEASE SIGN WITHIN BOX] Date For Against Abstain 1j. Anne L. Mariucci ! !! 1k. Thurgood Marshall, Jr. ! !! 1l. Charles L. Overby ! !! 1m. John R. Prann, Jr. ! !! 1n. Joseph V. Russell ! !! The Board of Directors recommends you vote FOR the following proposals: 2. Rati? cation of the appointment by our Audit Committee ! !! of Ernst & Young LLP as the Company’s independent registered public accounting ? rm for the ? scal year ending December 31, 2013. 3. Advisory vote to approve the compensation of Named ! !! Executive Of? cers. 4. Charter amendments and a restatement of the ! !! Company’s Charter. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. Signature (Joint Owners) Date CCA America’s leader in partnership corrections

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Letter to Stockholders and Annual Report on Form 10-K are available at www.proxyvote.com. M58172-P35266 PROXY CORRECTIONS CORPORATION OF AMERICA ANNUAL MEETING OF STOCKHOLDERS To Be Held May 16, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoint(s) Damon T. Hininger and Todd J Mullenger, or either of them, with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the shares of common stock of Corrections Corporation of America, a Maryland corporation (the “Company”), of record held by the undersigned at the close of business on Monday, March 18, 2013, at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 16, 2013, at 10:00 a.m., Central Daylight Time, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee, and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side